Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FLUID ROUTING SOLUTIONS HOLDING CORP.

(a Delaware corporation)

FRS GROUP, LP

(a Delaware limited partnership)

AUTOMOTIVE HOLDING ACQUISITION CORP.

(a Delaware corporation)

and

PARK-OHIO INDUSTRIES, INC.

(an Ohio corporation)

March 5, 2012

i

(continued)

(continued)

(continued)

SCHEDULES

Affiliated Transactions Schedule

Authorization Schedule

Bank Accounts Schedule

Bonus Agreement Schedule

Brokerage Schedule

Compliance with Laws Schedule

Contracts Schedule

Covenants Exceptions Schedule

Customers Schedule

Deferred Option Bonus Amount Schedule

Developments Schedule

Employee Benefits Schedule

Employees Schedule

Environmental Compliance Schedule

Financial Statements Schedule

Governmental Consents Schedule

Indebtedness Schedule

Insurance Schedule

Intellectual Property Schedule

Labor and Employment Matters Schedule

Leased Real Property Schedule

Litigation Schedule

Net Working Capital Schedule

Optionholders Schedule

Owned Real Property Schedule

Permits Schedule

Permitted Liens Schedule

Product Liability Schedule

Product Warranty Schedule

Required Authorizations Schedule

Stockholders Schedule

Subsidiary Schedule

Success Fee Agreement Schedule

Suppliers Schedule

Taxes Schedule

v

EXHIBITS

Exhibit A	—	Form of Certificate of Merger
Exhibit B	—	Form of Consulting Termination Agreement
Exhibit C	—	Form of Escrow Agreement
Exhibit D	—	Form of Letter of Transmittal
Exhibit E	—	Form of Option Cancellation Agreement
Exhibit F	—	Form of Success Fee Agreement Release
Exhibit G	—	Form of Non-Solicitation Agreement
Exhibit H	—	Form of Bonus Agreement Release

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 5, 2012, is made by and among Fluid Routing Solutions Holding Corp., a Delaware corporation (the “Company”), Park-Ohio Industries, Inc., an Ohio corporation (the “Purchaser”), Automotive Holding Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Purchaser (the “Merger Sub”), and FRS Group, LP, a Delaware limited partnership (the “Representative”), as representative for the Stockholders and Optionholders. Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE I below.

WHEREAS, the Company and its Subsidiaries are engaged in the business of manufacturing fuel filler assemblies, extruded hoses and other fluid handling components;

WHEREAS, the Purchaser desires to acquire one hundred percent (100%) of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of the Purchaser, the Merger Sub and the Company have authorized, adopted and approved this Agreement and determined that this Agreement and the Merger are desirable and in the best interests of their respective corporations and stockholders; and

WHEREAS, Stockholders holding at least ninety percent (90%) of the outstanding Voting Common Stock will, promptly following the Company’s, the Representative’s, the Purchaser’s and the Merger Sub’s full execution and delivery of this Agreement, execute and deliver to the Purchaser written consents adopting this Agreement and approving the Merger and the other transactions contemplated hereby in accordance with Delaware Law and the Company’s certificate of incorporation and bylaws, in each case, as in effect as of the date hereof (the “Stockholder Approval”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Acquisition Transaction” is defined in Section 7.05(a).

“Adjustment Escrow Account” is defined in Section 3.02(e).

“Adjustment Escrow Amount” means an amount equal to Five Hundred Thousand Dollars ($500,000.00).

“Adjustment Escrow Funds” means the amount of cash held in the Adjustment Escrow Account from time to time by the Escrow Agent pursuant to the Escrow Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined in the Preamble.

“Basket” is defined in Section 11.01(b).

“Bonus Agreement” means each agreement listed on the attached Bonus Agreement Schedule.

“Bonus Agreement Release” means a bonus agreement release in substantially the form attached hereto as Exhibit H.

“Business Customers” is defined in Section 5.26.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

“Business Suppliers” is defined in Section 5.26.

“Cap” is defined in Section 11.01(f).

“Capital Lease Obligations” means, without duplication of any item that would otherwise be included in the term Funded Indebtedness, any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that would be capitalized pursuant to GAAP. Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided that Capital Lease Obligations shall include breakage costs, prepayment penalties or fees or other similar amounts in connection with a capitalized lease but only to the extent that the lessor or the capital lease requires prepayment penalties or fees or other similar amounts in connection with the consummation of the transactions contemplated by this Agreement.

“Capitalization Representations” means the representations and warranties set forth in the first and penultimate sentences of Section 5.02 (Subsidiaries) and Section 5.04(a) and the first sentence of Section 5.04(b) (Capital Stock).

“Cash” means, as of a given time, all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries at such time; it being understood and agreed that Cash shall be reduced by the amount of any checks written (but not yet cashed) by the Company or any of its Subsidiaries, unless any such checks have had the effect of reducing Net Working Capital.

“Certificate of Merger” means the certificate of merger in substantially the form attached hereto as Exhibit A.

“Certificates” is defined in Section 2.03.

“Closing” is defined in Section 3.01.

“Closing Cash Proceeds” is defined in Section 2.02(a).

“Closing Date” is defined in Section 3.01.

“Closing Documents” means the Company Documents, the Purchaser Documents and the Merger Sub Documents.

“Closing Net Tax Amount” is defined in Section 3.03(a).

“Closing Net Working Capital” is defined in Section 3.03(b).

“Closing Transactions” is defined in Section 3.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable, provided, however, that, except as otherwise set forth herein, a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated hereby, to make any material change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden other than in the Ordinary Course of Business.

“Common Merger Consideration” is defined in Section 2.02(a).

“Company” is defined in the Preamble.

“Company Adjustment Amount” is defined in Section 3.03(g)(ii).

“Company Documents” is defined in Section 5.03(a).

“Company Intellectual Property” is defined in Section 5.10.

“Company Representatives” is defined in Section 7.05(a).

“Company Stock” means the Voting Common Stock and Non-Voting Common Stock.

“Confidentiality Agreement” is defined in Section 8.07.

“Consulting Agreement” is defined in Section 4.01(j).

“Consulting Termination Agreement” means a termination agreement substantially in the form attached hereto as Exhibit B.

“Contract” means any legally binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment, guarantee or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Covered Employees” is defined in Section 5.20.

“Debt Financing” means the debt financing contemplated by the term sheets delivered to the Company at the execution of this Agreement required to fund all or a portion of the Transaction Price, and certain fees and expenses of the Purchaser and the Merger Sub, in each case, in connection with the Merger.

“Deferred Option Bonus Amount” means the aggregate amount to be paid to Optionholders as special bonuses and set forth on the Deferred Option Bonus Amount Schedule.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” is defined in ARTICLE V.

“Disqualified Individual” has the meaning assigned to it in Section 280G(c) of the Code.

“DOJ” is defined in Section 10.04(a).

“Effective Time” is defined in Section 2.01(b).

“Electronic Delivery” is defined in Section 13.10.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air or indoor air, including any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Laws” means all Laws as enacted and in effect on or prior to the Closing Date concerning pollution, protection of human health and safety from environmental hazards or protection of the Environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, National Association, or another escrow agent mutually determined by the Representative and the Purchaser in good faith, or its successor.

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit C among the Purchaser, the Representative and the Escrow Agent.

“Estimated Closing Net Working Capital” is defined in Section 3.03(a).

“Exercisable Shares” is defined in Section 2.04.

“Expiration Date” is defined in Section 11.07.

“Financial Statements” is defined in Section 5.05(a).

“FTC” is defined in Section 10.04(a).

“Funded Indebtedness” means, without duplication of any item included in Net Working Capital or otherwise deducted from the Transaction Price pursuant to the terms of this Agreement, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the Ordinary Course of Business, (iv) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, and (v) any deferred purchase price liabilities related to past acquisitions of the Company or any of its Subsidiaries.

“GAAP” means United States generally accepted accounting principles as consistently applied by the Company. With respect to (i) any calculation of Net Working Capital, “consistently applied” means that no change in accounting principles shall be made from those used in the preparation of the Latest Balance Sheet and the Net Working Capital Schedule, including with respect to the nature of accounts, level of reserves or level of accruals, and (ii) all other cases, “consistently applied” means that no change in accounting principles shall be made from those used by the Company in its past practices during all relevant periods. For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates.

“General Escrow Account” is defined in Section 3.02(e).

“General Escrow Amount” means an amount equal to Five Million Dollars ($5,000,000.00).

“General Escrow Funds” means the amount of cash held in the General Escrow Account from time to time by the Escrow Agent pursuant to the Escrow Agreement.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, local, municipal, foreign, or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Governmental Consents” is defined in Section 5.12.

“Hazardous Material” means any pollutant, toxic substance including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, infectious or medical wastes, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents and polychlorinated biphenyls as defined in, the subject of, or which could give rise to liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In The Money Optionholder” means a holder of In The Money Options.

“In The Money Options” is defined in Section 2.02(a).

“Income Taxes” mean the United States federal income Tax and any state, local or foreign net income Tax or any franchise or business Tax incurred in lieu of a Tax on net income.

“Indemnified Party” is defined in Section 11.05(a).

“Indemnifying Party” is defined in Section 11.05(a).

“Indemnity Allocation Percentage” means, as to any Stockholder or Optionholder that has received any portion of the Merger Consideration, a fraction, (i) the numerator of which is the number of shares of Company Stock plus the number of shares of Company Stock issuable upon exercise of In The Money Options held by such Stockholder or Optionholder immediately prior to the Effective Time, and (ii) the denominator of which is the total number of shares of Company Stock plus the total number of shares of Company Stock issuable upon exercise of In The Money Options held by all Stockholders and Optionholders immediately prior to the Effective Time.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions; and (vi) computer software (including source code, executable code, data, databases, and documentation).

“knowledge” means, with respect to the Company, the knowledge (after reasonably inquiry) of Michael Laisure, John Carson, Robert McConahy and Ravi Dodaballapur, and, with respect to the representations and warranties set forth in Section 5.15(d), the actual knowledge without inquiry or investigation of Michael Laisure, John Carson, Robert McConahy, Ravi Dodaballapur and Christine Mallory.

“Latest Balance Sheet” is defined in Section 5.05(a).

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, judgment, injunction, Order, decree, administrative requirement, or other requirement or restriction of any Governmental Body, as enacted or promulgated and in effect on or prior to the Closing Date.

“Lease” is defined in Section 5.07(b).

“Leased Real Property” is defined in Section 5.07(b).

“Letter of Transmittal” means a letter of transmittal in substantially the form attached hereto as Exhibit D.

“Liens” means liens, security interests, charges or encumbrances.

“Losses” is defined in Section 11.01.

“Material Adverse Effect” means any adverse event, circumstance, change, occurrence or state of facts that has a material and adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any effect resulting or arising from: (i) any change in any Law; (ii) any change in interest rates or general economic conditions (including changes in the price of gas, oil or other natural resources); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates but that does not disproportionately affect the Company or any of its Subsidiaries; (iv) the entry into this Agreement or the announcement or consummation of the transactions contemplated hereby; (v) any action taken by the Purchaser or any of its Affiliates; (vi) any omission to act or action taken with the written consent of the Purchaser (including those omissions to act or actions taken which are expressly permitted by this Agreement); or (vii) any national or international political event or occurrence, including acts of war or terrorism, to the extent such act does not disproportionately affect the Company or any of its Subsidiaries.

“Merger” is defined in Section 2.01(a).

“Merger Consideration” is defined in Section 2.02(a).

“Merger Sub” is defined in the Preamble.

“Merger Sub Documents” is defined in Section 6.01.

“Net Tax Amount” means (i) if the Closing Date is on or before March 31, 2012, the net Income Tax liability of the Company and its Subsidiaries with respect to the Pre-Closing Tax Period and any Pre-Closing Straddle Period, taking into account all Tax Deductions deductible in the Pre-Closing Tax Period and any Pre-Closing Straddle Period, and (ii) if the Closing Date is after March 31, 2012, zero (0); provided, however, that no amount included in the calculation of the Performance Bonus Tax Amount shall be included in the calculation of the Net Tax Amount.

“Net Tax Amount Excess” is defined in Section 12.01(b).

“Net Working Capital” means, without duplication, the excess of (i) the current assets described on the Net Working Capital Schedule (which will specifically exclude Cash, prepaid Sun Management Fees, prepaid Transaction Expenses, and current or deferred income Tax assets) of the Company and its Subsidiaries as more fully described on the Net Working Capital Schedule over (ii) the current liabilities described on the Net Working Capital Schedule (which will specifically exclude the current portions of Funded Indebtedness, the current portions of Capital Lease Obligations, all Transaction Expenses, and current or deferred income Tax liabilities) of the Company and its Subsidiaries as more fully described on the Net Working Capital Schedule, in each case determined on a consolidated basis in accordance with the Net Working Capital Schedule and GAAP.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Non-Solicitation Agreement” means a non-solicitation agreement in substantially the form attached hereto as Exhibit G.

“Non-Voting Common Stock” means the Company’s non-voting common stock, par value $0.001 per share.

“Objection Notice” is defined in Section 3.03(d).

“Option Cancellation Agreement” means an option cancellation agreement in substantially the form attached hereto as Exhibit E.

“Option Merger Consideration” is defined in Section 2.04.

“Optionholders” is defined in Section 2.04.

“Options” means all options, warrants and rights to acquire shares of Company Stock, in each case, whether or not exercisable, as of immediately prior to the Effective Time.

“Order” means any order, injunction, judgment, decree, consent agreement, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of the business of the Company and its Subsidiaries through the date hereof consistent with past practice.

“Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body outside the United States.

“Outside Date” is defined in Section 9.01(c).

“Owned Real Property” is defined in Section 5.07(c).

“Parachute Payment” is defined in Section 10.03(g).

“Per Claim Threshold” is defined in Section 11.01(a).

“Per Share Portion” means a fraction, the numerator of which is one (1), and the denominator of which is the sum of (i) the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than Company Stock held by the Company as treasury stock or held by the Merger Sub), plus (ii) the number of shares of Company Stock issuable upon exercise of all In The Money Options.

“Performance Bonus Tax Amount” means Five Hundred Sixty Six Thousand Three Hundred and Fifty Dollars and Twenty Cents ($566,350.20), plus, in the event the Closing occurs after March 31, 2012, an additional Nine Hundred and Thirty Six Dollars and Forty Four Cents ($936.44) for each day between March 31, 2012 and the Closing Date.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (ii) mechanic’s, materialmen’s, and similar Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings (which, if being contested, have been adequately reserved for); (iii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (iv) Liens set forth on the attached Permitted Liens Schedule; (vi) easements (including utility easements), covenants and conditions of record that do not materially adversely impact the current use or value of the Real Property; (vii) matters disclosed by surveys made available to the Purchaser by the Company prior to the date hereof with respect to each Owned Real Property; and (viii) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such Real Property or the operation of the business or any violation of which would not be material to the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Plans” is defined in Section 5.13(a).

“Post-Closing Straddle Period” is defined in Section 12.04(b).

“Pre-Closing Straddle Period” is defined in Section 12.04(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Returns” is defined in Section 12.01(c).

“Preferred Stock” means the Company’s preferred stock, par value $0.001.

“Privilege Period” is defined in Section 12.04(b).

“Proceeding” means any judicial, administrative or arbitral actions, suits, mediation or proceedings or claims by or before a Governmental Body.

“Purchase Price Adjustments” is defined in Section 3.03(g).

“Purchaser” is defined in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 3.03(g)(i).

“Purchaser Documents” is defined in Section 6.01.

“Purchaser Indemnified Parties” is defined in Section 11.01.

“Purchaser Payments” is defined in Section 10.03(g).

“Purchaser’s Representatives” is defined in Section 7.02.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Related Persons” is defined in Section 5.17.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Representative” is defined in the Preamble.

“Representative Holdback Amount” means an amount equal to Five Hundred Thousand Dollars ($500,000.00).

“Retained Employees” is defined in Section 10.03(a).

“Schedule” is defined in ARTICLE V.

“SEC” is defined in Section 13.01.

“Section 280G Stockholder Vote” is defined in Section 10.03(g).

“Seller Indemnification Parties” is defined in Section 11.02(a).

“Statement” is defined in Section 3.03(b).

“Stockholder” means each holder of certificates representing Company Stock.

“Stockholder Approval” is defined in the Recitals.

“Straddle Period” is defined in Section 12.04(b).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Success Fee Agreement” means the agreement listed on the attached Success Fee Agreement Schedule.

“Success Fee Agreement Release” means a release agreement in substantially the form attached hereto as Exhibit F.

“Sun Management Fees” means all amounts due and payable to the Sun Manager pursuant to the Consulting Agreement.

“Sun Manager” means Sun Capital Partners Management V, LLC., a Delaware limited liability company.

“Surviving Corporation” is defined in Section 2.01(a).

“Target Net Working Capital” means Nineteen Million Dollars ($19,000,000).

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative or add-on minimum, estimated, license, payroll, employment, severance, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or taxing authority, whether disputed or not, (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (iii) except for agreements or arrangements entered into in the Ordinary Course of Business, any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person and (iv) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Benefit” means any refund of Income Taxes paid or the amount of the reduction in Income Taxes payable to a taxing authority with respect to any taxable period (net of any Income Tax detriment) as compared to the Income Taxes that would have been payable to a taxing authority with respect to such taxable period in the absence of any deduction, credit or other Tax attribute, treating such deduction, credit or other Tax attribute as the last such deduction, credit or other such Tax attribute on any Tax Return.

“Tax Deduction” means the aggregate amount of (i) the Transaction Expenses to the extent deductible by the Company or its Subsidiaries for Income Tax purposes, (ii) the Option Merger Consideration and the Deferred Option Bonus Amount, in either case, to the extent deductible by the Company or its Subsidiaries for Income Tax purposes, (iii) the capitalized financing costs and expenses that become currently deductible by the Company or its Subsidiaries on the Closing Date and (iv) any other amounts deductible for income Tax purposes arising in connection with the consummation of the transactions contemplated by this Agreement.

“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Third-Party Claim” is defined in Section 11.05(a).

“Transaction Expenses” means, to the extent not paid by the Company, the Stockholders and/or the Optionholders before the Closing Date, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company or any of its Subsidiaries prior to Closing in connection with this Agreement and the transactions contemplated hereby, (ii) all fees payable by the Company or any Subsidiary of the Company to any Stockholder,

Optionholder or any Affiliate of any such party, including to the Sun Manager, in connection with this Agreement or the transactions contemplated hereby, or otherwise and (iii) all fees payable pursuant to the Success Fee Agreement to the employee party thereto.

“Transaction Price” is defined in Section 2.02(a).

“Updated Schedules” is defined in Section 7.06.

“Valuation Firm” is defined in Section 3.03(d).

“Voting Common Stock” means shares of the Company’s voting common stock, par value $0.001 per share.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, as well as any applicable state or local law requiring notice of a plant closing or mass layoff.

“Welfare Plans” is defined in Section 5.13(a).

Section 1.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d) “Including,” etc. The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to”.

(e) Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.

(f) “Or”. The word “or” is used in the inclusive sense of “or”.

ARTICLE II

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, the Merger Sub shall merge with and into the Company in accordance with Delaware Law (the “Merger”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) At the Closing, the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and the Merger Sub, all as provided under Delaware Law.

Section 2.02 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash without interest (i) the Per Share Portion of the Closing Cash Proceeds, payable to the holder thereof by the Purchaser in accordance with the procedures set forth in Section 2.03, (ii) the Per Share Portion of the General Escrow Funds and Adjustment Escrow Funds distributed to the Representative (on behalf of the Stockholders and Optionholders) pursuant to the terms of the Escrow Agreement and (iii) the Per Share Portion of any unused portion of the Representative Holdback Amount released by the Representative in its sole discretion. For purposes of this Agreement, the term “Closing Cash Proceeds” means (i) Ninety-Seven Million Five Hundred Thousand Dollars ($97,500,000.00) (the “Transaction Price”), minus (ii) the amount of Funded Indebtedness outstanding as of the close of business on the day immediately prior to the Closing Date, minus (iii) the amount of Capital Lease Obligations outstanding as of the close of business on the day immediately prior to the Closing Date, plus (iv) the amount of Cash as of the close of business on the day immediately prior to the Closing Date, plus (v) the aggregate exercise price of all outstanding Options as to which the Per Share Portion of the Closing Cash Proceeds (excluding, for this purpose, the Representative Holdback Amount) exceeds the applicable exercise price per share of such Option (the “In The Money Options”), minus (vi) the Representative Holdback Amount, minus (vii) all Transaction Expenses, minus (viii) the General Escrow Amount, minus (ix) the Adjustment Escrow Amount, minus (x) the Deferred Option Bonus Amount, minus (xi) the Closing Net Tax Amount, plus (xii) the Performance Bonus Tax Amount plus (xiii) the aggregate amount of all filing fees and local counsel fees payable in connection with the filings described in the first sentence of Section 10.04(a). The Transaction Price is subject to adjustment pursuant to Section 3.03(a) below. The aggregate consideration to which holders of Company Stock become entitled pursuant to this Section 2.02(a) is collectively referred to herein as the “Common Merger Consideration” and, together with the Option Merger Consideration, the “Merger Consideration.”

(b) Each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock or by the Merger Sub shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of the Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of Common Stock, par value One Dollar ($1.00) per share, of the Surviving Corporation.

Section 2.03 Exchange of Certificates; Lost Certificates; Paying Agent. The Purchaser shall act as paying agent (a) in effecting the exchange of cash for certificates which, immediately prior to the Closing, represented shares of Company Stock (“Certificates”) and which are converted into the right to payment pursuant to Section 2.02 and (b) in effecting the payments in consideration for the cancellation of Options as set forth in Section 2.04. At or after the Effective Time, each Stockholder shall surrender to the Purchaser Certificates, duly endorsed in blank or accompanied by duly executed stock powers, together with a duly executed Letter of Transmittal, representing the number of shares of Company Stock held by such holder. On the later of the Closing Date or one (1) Business Day after surrender of such Certificates, the Purchaser shall pay each Stockholder who has surrendered his, her or its Certificates, duly endorsed in blank or accompanied by duly executed stock powers, together with a duly executed Letter of Transmittal, and each Optionholder the amount of cash to which he, she or it is entitled under Section 2.02 or Section 2.04, as applicable. Surrendered Certificates shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 2.02, and the Surviving Corporation shall not be required to pay the holder thereof the cash to which he, she or it would otherwise have been entitled. Notwithstanding the foregoing, if any such Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such Person, in form and substance reasonably satisfactory to the Purchaser, against any claim that may be made against it with respect to such certificate, the Purchaser shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this ARTICLE II.

Section 2.04 Options. The Company shall cause all outstanding Options to be canceled as of the Effective Time, and at the Effective Time (x) each In The Money Option Holder that has delivered to the Purchaser an Option Cancellation Agreement shall become entitled to receive in respect of such outstanding In The Money Option: (a) an amount in cash equal to the product of (i) the excess of the Per Share Portion of the Closing Cash Proceeds over the applicable exercise price per share of such Option, multiplied by (ii) the number of shares of Company Stock such holder could have purchased if such holder had exercised such Option in full (and paid the applicable exercise price in respect thereof) immediately prior to such time (the “Exercisable Shares”), which amount shall be payable to the holder thereof at the Closing (b) an amount in cash equal to the product of (i) the Per Share Portion of the General Escrow Funds and Adjustment Escrow Funds distributed to the Representative (on behalf of the Stockholders and Optionholders) pursuant to Section 3.03 or otherwise, multiplied by (ii) the Exercisable Shares of such Optionholder, and (c) and an amount in cash equal to the product of (i) the Per Share Portion of any portion of the Representative Holdback Amount released by the Representative in its sole discretion multiplied by (ii) the Exercisable Shares of such Optionholder; and (y) each holder of an Option that is not an In The Money Option (together with the In The Money Optionholders, the “Optionholders”) shall be entitled to receive no consideration in respect thereof. Prior to the Closing Date, the Company shall obtain all consents necessary to give effect to the transactions set forth in the foregoing sentence. The aggregate consideration to which Optionholders become entitled pursuant to this Section 2.04 is collectively referred to herein as the “Option Merger Consideration.” The Purchaser and the Company (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Section 2.04) shall be entitled to deduct and withhold from any payments to be made pursuant to this Section 2.04 any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Optionholder on behalf of whom such deduction and withholding was made. In order to ensure compliance with all applicable Tax withholding requirements, the Representative, the Purchaser and the Surviving Corporation have determined that the Representative may pay or direct payment of any funds which are to be paid to or for the benefit of the Optionholders (including any portion of the General Escrow Funds, Adjustment Escrow Funds and any portion of the Representative Holdback Amount released by the Representative) to the Surviving Corporation and have such amounts paid through the payroll systems of the Purchaser and/or the Surviving Corporation. Upon payment of any such amounts to the Surviving Corporation, the Representative shall be relieved of its obligation to pay such amounts to the Optionholders and the Surviving Corporation shall pay on the next regularly scheduled payroll date after the date of such distribution to each Optionholder the amount of such funds received on behalf or for the benefit of the Optionholders multiplied by the percentage set forth opposite such Optionholder’s name on the attached Optionholders Schedule under the caption “Percentage of Outstanding Options” (after taking into account all applicable Tax withholding requirements with respect to such Optionholder pursuant to this Section 2.04).

Section 2.05 Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time (except that ARTICLE I thereof shall read (The name of the Corporation is “Fluid Routing Solutions Holding Corp.”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

Section 2.06 Bylaws. The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (except that the title thereof shall read “Bylaws of “Fluid Routing Solutions Holding Corp.”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

Section 2.07 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors and officers of the Merger Sub immediately prior to the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

ARTICLE III

THE CLOSING; MERGER CONSIDERATION ADJUSTMENT

Section 3.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois 60654 at 10:00 a.m. Central Time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in ARTICLE IV hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to the Purchaser and the Company in writing. The date of the Closing is referred to herein as the “Closing Date.”

Section 3.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) at the Closing:

(a) the Company and the Merger Sub shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b) the Purchaser shall deliver to each holder of Company Stock such holder’s portion of the Common Merger Consideration (as determined in accordance with Section 2.02(a)), by wire transfer of immediately available funds to the account(s) designated by the Representative;

(c) the Purchaser shall deliver to the Company an aggregate amount equal to the Option Merger Consideration (for distribution by the Company to each Optionholder of such holder’s portion of the Option Merger Consideration (as determined in accordance with Section 2.04)), by wire transfer of immediately available funds to the account(s) designated by the Representative;

(d) the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Funded Indebtedness identified on the certificate delivered pursuant to Section 4.01(e)(iii) by wire transfer of immediately available funds to the account(s) designated by the holders of such Funded Indebtedness;

(e) the Purchaser shall deliver (i) the General Escrow Amount to the Escrow Agent for deposit into an escrow account (the “General Escrow Account”) established pursuant to the terms of the Escrow Agreement and (ii) the Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(f) the Purchaser shall deliver the Representative Holdback Amount to the Representative;

(g) the Purchaser shall pay, on behalf of the Company, all Transaction Expenses to each Person who is owed a portion thereof (it being understood that all such payments shall be deductions from the Transaction Price as set forth in Section 2.02 hereof);

(h) the Purchaser shall deliver to the Company an aggregate amount equal to the Deferred Option Bonus Amount (for distribution by the Company to each Optionholder who is owed a portion thereof as set forth on the Deferred Option Bonus Amount Schedule), by wire transfer of immediately available funds to the account(s) designated by the Representative; and

(i) the Purchaser, the Merger Sub, the Company and the Representative (on behalf of the Stockholders and the Optionholders) shall make such other deliveries as are required by ARTICLE IV hereof.

For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, the failure of any Stockholder or Optionholder to satisfy any of the deliveries set forth in Section 2.03, Section 2.04 or Section 4.01(k) shall not affect the Purchaser’s obligations to deliver to any other Stockholder or Optionholder the portion of the Merger Consideration to which such other Stockholder or Optionholder is entitled at Closing.

Section 3.03 Net Working Capital Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a statement of its good-faith estimate of (x) the Company’s Net Working Capital (calculated consistently with the Target Net Working Capital, using the same accounting methods, policies, practices, procedures or estimation methods as those used for the purpose of determining the Target Net Working Capital) as of the close of business on the day immediately prior to the Closing Date (the “Estimated Closing Net Working Capital”) based on the Company’s books and records and other information then available and (y) the Net Tax Amount (the “Closing Net Tax Amount”). At the Closing and calculated on a basis consistent with the Net Working Capital Schedule:

(i) if the Estimated Closing Net Working Capital is less than the Target Net Working Capital, the Transaction Price shall be reduced by an amount equal to such deficiency; and

(ii) if the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, the Transaction Price shall be increased by an amount equal to such excess.

(b) As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Representative (on behalf of the Stockholders and Optionholders) a statement of Net Working Capital of the Company as of the close of business on the day immediately prior to the Closing Date (the “Statement”), which shall be prepared in accordance with GAAP and on a basis consistent with the Net Working Capital Schedule (the “Closing Net Working Capital”).

(c) The post-Closing purchase price adjustment as set forth in this Section 3.03 is not intended to permit the introduction of different accounting methods, policies, practices, procedures or estimation methods for the purpose of determining the amount of the Closing Net Working Capital from those used in determining the amount of the Target Net Working Capital, it being the intent of the parties hereto that the Closing Net Working Capital shall be and will be calculated consistently with the Target Net Working Capital in order to allow a meaningful comparison of the Closing Net Working Capital to the Target Net Working Capital. Notwithstanding anything else in this Agreement to the contrary, (i) to the extent that the Statement corrects an error or an inconsistency, or noncompliance with an accounting procedure that was used in the calculation of the Target Net Working Capital, then either the Closing Net Working Capital or Target Net Working Capital shall be reduced or increased as a result of such error, inconsistency or noncompliance, as appropriate, to reflect such error, inconsistency or noncompliance, and (ii) if the same item would be reflected differently on the Statement than in the calculations of the Target Net Working Capital set forth on the Net Working Capital Schedule, the parties hereto will equitably adjust the calculation of either the Closing Net Working Capital or Target Net Working Capital so as to result in consistent treatment.

(d) The Surviving Corporation and the Purchaser shall (i) permit the Representative and its representatives to have full access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Statement and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives full access to the Purchaser’s and the Surviving Corporation’s employees and accountants as reasonably requested by the Representative (including making the Surviving Corporation’s chief financial officer and accountants available to respond to reasonable written or oral inquiries of the Representative or its representatives) with respect to the Statement or the matters set forth therein. If the Representative disagrees with any part of the Purchaser’s calculation of the Closing Net Working Capital as set forth on the Statement, the Representative shall, within sixty (60) days after the Representative’s receipt of the Statement, notify the Purchaser in writing of such disagreement by setting forth the Representative’s calculation of the Closing Net Working Capital and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to the Purchaser, then the Purchaser and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Net Working Capital. In the event that the Purchaser and the Representative are unable to resolve all such disagreements within thirty (30) days after the Purchaser’s receipt of such Objection Notice, the Purchaser and the Representative shall submit such remaining disagreements to Deloitte LLP, or a nationally-recognized valuation or consulting firm as is acceptable to the Purchaser and the Representative (the “Valuation Firm”).

(e) The Purchaser and the Representative shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Closing Net Working Capital as soon as practicable, but in any event shall direct the Valuation Firm to render a reasoned written determination within sixty (60) days after its retention. The Valuation Firm shall consider only those items and amounts in the Surviving Corporation’s certified public accountants’ and the Representative’s respective calculations of the Closing Net Working Capital that are identified as being items and amounts to which the

Surviving Corporation’s certified public accountants and the Representative have been unable to agree. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Valuation Firm’s determination of the Closing Net Working Capital shall be based solely on written materials submitted by the Purchaser and the Representative (i.e., not on independent review) and on the definition of “Net Working Capital” included herein. The determination of the Valuation Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(f) The costs and expenses of the Valuation Firm in determining the Closing Net Working Capital shall be borne by the Purchaser, on the one hand, and the Representative (on behalf of the Stockholders and the Optionholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Purchaser claims the Closing Net Working Capital is $1,000 less than the amount determined by the Representative, and the Representative contests only $500 of the amount claimed by the Purchaser, and if the Valuation Firm ultimately resolves the dispute by awarding the Purchaser $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Representative (on behalf of the Stockholders and Optionholders) and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. In connection with its determination of Closing Net Working Capital, the Valuation Firm shall, pursuant to the terms of this Section 3.03(f), also determine the allocation of its fees and expenses between the Purchaser and the Representative (on behalf of the Stockholders and the Optionholders), which such determination shall be conclusive and binding upon the parties hereto.

(g) Within five (5) Business Days after the Closing Net Working Capital is finally determined pursuant to this Section 3.03:

(i) if the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, the Purchaser and the Representative shall cause the Escrow Agent (i) to pay to the Purchaser from the Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Adjustment Escrow Funds) equal to such deficiency, (ii) to pay to the Purchaser from the General Escrow Funds an amount (if any) (which in no case shall exceed the amount of the General Escrow Funds) equal to the amount by which such deficiency exceeds the amount paid to the Purchaser pursuant to clause (i) above and (iii) to pay to the Representative (on behalf of the Stockholders and the Optionholders) the amount (if any) by which the amount of the Adjustment Escrow Funds is greater than such deficiency; and

(ii) if the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, the Purchaser shall pay to the Representative (on behalf of the Stockholders and Optionholders) an amount (the “Company Adjustment Amount”) equal to such excess.

Any payment to be made pursuant to this Section 3.03(g) (the “Purchase Price Adjustments”) shall include interest on the excess or deficiency, as applicable, at a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal, calculated on the basis of the actual number of days elapsed over three hundred sixty (360), from the Closing Date to the date of payment. All Purchase Price Adjustments, other than payments of stated interest, shall (x) be treated by all parties for tax purposes as adjustments to the Transaction Price and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or the Representative, as applicable. The payments described in Section 3.03(g)(i) shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement with respect to this Section 3.03.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.01 Conditions to the Purchaser’s and the Merger Sub’s Obligations. The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time:

(a) (X) the representations and warranties set forth in ARTICLE V of this Agreement, other than the Capitalization Representations, which are qualified by materiality shall be true and correct, and those not qualified by materiality shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made as of such date, except (i) to the extent that the amount of any Losses resulting from the failure of such representations and warranties to be true and correct would not reasonably be expected to exceed the General Escrow Amount and (ii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties qualified by materiality shall be true and correct, and those not qualified by materiality shall be true and correct in all material respects, in each case, as of such earlier date except to the extent that the amount of any Losses resulting from the failure of such representations and warranties to have been true and correct as of such earlier date would not reasonably be expected to exceed the General Escrow Amount) and (Y) the Capitalization Representations are true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date;

(b) the Company shall have performed and complied with in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing;

(c) all consents which are set forth on the attached Required Authorizations Schedule shall have been obtained by the Company;

(d) no action or proceeding before any Governmental Body shall be pending wherein an unfavorable Order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) the Company shall have delivered to the Purchaser each of the following:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Sections 4.01(a) and 4.01(b) have been satisfied;

(ii) a certificate signed by the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, certifying (A) that the certificates of incorporation (or equivalent governing documents) of the Company and each of its Subsidiaries attached as exhibits to such certificate have not been amended or rescinded since the date of such certification and remain in full force and effect as of the Closing, (B) that the bylaws (or equivalent governing documents) of the Company and each of its Subsidiaries attached as exhibits to such certificate have not been amended or rescinded since the respective dates of such bylaws (or equivalent governing documents) and remain in full force and effect as of the Closing, (C) that the copies of the resolutions adopted by the board of directors of the Company regarding this Agreement and the transactions contemplated hereby and attached as one (1) or more exhibits to such certificate are genuine, complete, accurate and remain in full force and effect as of the Closing, and (D) as to the incumbency of, and the names and signatures of the officers of, the Company authorized to execute and deliver this Agreement and the Company Documents on behalf of the Company;

(iii) a certificate signed by an officer of the Company, dated as of the Closing Date, setting forth the Company’s good faith estimate of (a) the Funded Indebtedness and (b) the Transaction Expenses;

(iv) certified copies of the certificate of incorporation of the Company and each of its domestic Subsidiaries issued and certified by the Secretary of State of the State of Delaware (or, in the case of entities not incorporated in Delaware, equivalent organizational documents issued and certified by an equivalent official) not more than ten (10) Business Days prior to the Closing Date; and

(v) good-standing certificates for the Company and each of its domestic Subsidiaries issued and certified by the Secretary of State of the State of Delaware (or, in the case of entities not incorporated in Delaware, equivalent documents issued and certified by an equivalent official) dated not more than ten (10) Business Days prior to the Closing Date;

(f) the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware;

(g) the Escrow Agreement shall have been executed by the Escrow Agent and the Representative and shall have been delivered to the Purchaser;

(h) the Company shall have delivered to the Purchaser appropriate payoff letters from the holders of Funded Indebtedness and shall have made arrangements reasonably satisfactory to the Purchaser for such holders of Funded Indebtedness to deliver all related Lien releases to the Purchaser;

(i) there shall not have been or occurred any events, changes, occurrences or circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect since the date of the Latest Balance Sheet;

(j) that certain Consulting Agreement, dated as of March 27, 2009, by and between the Company and the Sun Manager (the “Consulting Agreement”) shall have been terminated pursuant to the Consulting Termination Agreement;

(k) the Company shall have entered into an Option Cancellation Agreement with each Optionholder;

(l) the Company or its Subsidiaries, as applicable, shall have entered into a Success Fee Agreement Release with the employee who is a party to the Success Fee Agreement and a Bonus Agreement Release with each Person who is a party to a Bonus Agreement;

(m) the Non-Solicitation Agreement shall have been executed by each of the Representative and the Affiliate of the Representative set forth in Exhibit G and shall have been delivered to the Purchaser;

(n) if required pursuant to Section 10.03(g), the Company shall have delivered to the Purchaser evidence that the Section 280G Stockholder Vote described in Section 10.03(g) has occurred; and

(o) with respect to the Owned Real Property, the Purchaser shall have received all customary title affidavits, transfer documentation, if any, certificates and other standard documentation executed by the Company as may be reasonably necessary for the Purchaser’s title company to be irrevocably committed to issue title insurance policies or updates to policies for each parcel of the Owned Real Property, each in a form reasonably acceptable to Purchaser, insuring title to such Real Property, free and clear of all Liens other than Permitted Liens, providing for deletion of the so called “standard exceptions,” and including the following owner’s policy endorsements as applicable and commercially available at the Purchaser’s sole cost: contiguity, “same as survey,” ALTA comprehensive, access, tax parcel and utility/facility, non-imputation, easement and zoning.

Section 4.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time:

(a) the representations and warranties set forth in ARTICLE VI of this Agreement qualified as to materiality shall be true and correct, and those not qualified by materiality shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, except to the extent that such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not qualified by materiality shall be true and correct in all material respects, in each case, on and as of such earlier date);

(b) the Purchaser and the Merger Sub shall have performed and complied with in all material respects all the covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing;

(c) all consents which are set forth on the attached Required Authorizations Schedule shall have been obtained;

(d) no action or proceeding before any Governmental Body shall be pending wherein an unfavorable Order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) the Purchaser shall have delivered to the Representative (on behalf of the Stockholders and the Optionholders) a certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied;

(f) the Purchaser shall have delivered to the Representative (on behalf of the Stockholders and Optionholders) a certificate signed by an officer of the Purchaser, dated as of the Closing Date, certifying (A) that the certificate of incorporation of the Purchaser attached as an exhibit to such certificate has not been amended or rescinded since the date of such certification and remains in full force and effect as of the Closing, (B) that the bylaws of the Purchaser attached as an exhibit to such certificate have not been amended or rescinded since the date of such bylaws and remain in full force and effect as of the Closing, (C) that the copies of the resolutions adopted by the board of directors of the Purchaser regarding this Agreement and the transactions contemplated hereby and attached as one (1) or more exhibits to such certificate are genuine, complete, accurate and remain in full force and effect as of the Closing, and (D) as to the incumbency of, and the names and signatures of, the officers of the Purchaser authorized to execute and deliver this Agreement and the Purchaser Documents on behalf of the Purchaser;

(g) the Purchaser shall have delivered to the Representative (on behalf of the Stockholders and Optionholders) a certificate signed by an officer of the Merger Sub, dated as of the Closing Date, certifying (A) that the certificate of incorporation of the Merger Sub attached as an exhibit to such certificate has not been amended or rescinded since the date of such certification and remains in full force and effect as of the Closing, (B) that the bylaws of the Merger Sub attached as an exhibit to such certificate have not been amended or rescinded since the date of such bylaws and remain in full force and effect as of the Closing, (C) that the copies of the resolutions adopted by the board of directors of the Merger Sub and the stockholders of the Merger Sub regarding this Agreement and the transactions contemplated hereby and attached as one (1) or more exhibits to such certificate are genuine, complete, accurate and remain in full force and effect as of the Closing, and (D) as to the incumbency of, and the names and signatures of the officers of the Purchaser authorized to execute and deliver this Agreement and the Merger Sub Documents on behalf of the Merger Sub;

(h) the Escrow Agreement shall have been executed by the Escrow Agent and the Purchaser and shall have been delivered to the Company;

(i) the Merger Consideration, the General Escrow Amount, the Adjustment Escrow Amount, the Representative Holdback Amount and all other payments required to be made by the Purchaser hereunder shall have been delivered by the Purchaser pursuant to the terms of this Agreement; and

(j) the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware.

Section 4.03 Conditions to All Parties’ Obligations. The obligation of each of the Company, the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions as of at or prior to the Effective Time:

(a) the Stockholder Approval shall have been delivered by the Company to the Purchaser;

(b) the applicable waiting periods under the HSR Act shall have expired or been terminated, and all other Governmental Consents that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule shall have been made and obtained; and

(c) this Agreement shall not have been terminated in accordance with Section 9.01.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this ARTICLE V are correct and complete as of the date of this Agreement, except as set forth in the schedules accompanying this ARTICLE V (each, a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this ARTICLE V; however, information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in this ARTICLE V, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

Section 5.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.02 Subsidiaries. The attached Subsidiary Schedule sets forth the name of each Subsidiary of the Company and, with respect to each Subsidiary of the Company, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock or other equity interests, the number and class of shares or other equity interests thereof duly issued and outstanding, the names of all stockholders and other equity owners and the number of shares of stock or other equity securities owned by each stockholder and the amount of equity owned by each equity owner. The Subsidiary Schedule also sets forth the jurisdictions, if any, in which each Subsidiary is qualified to do business. Each Subsidiary of the Company is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified to do business as a foreign corporation or entity and is in good standing (or its equivalent) in every jurisdiction in which the conduct of its business as now conducted or the ownership of its properties requires it to qualify, except where the failure to be so qualified would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company has all requisite corporate or entity power and authority to own its material properties and carry on its business as presently conducted in all material respects. The outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are validly issued (and, in the case of each Subsidiary of the Company which is a domestic corporation, fully paid and non-assessable), and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or similar right. All such shares or other equity interests represented as being owned by the Company or any of its Subsidiaries pursuant to this Section 5.02 are owned by them free and clear of any Liens, except as set forth on the attached Subsidiary Schedule. Except as set forth on the Subsidiary Schedule, there is no existing option, warrant, call, right or Contract to which any Subsidiary of the Company is a party requiring, and there are no convertible securities of any Subsidiary of the Company outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary of the Company or other securities convertible into shares of capital stock or other equity interests of any Subsidiary of the Company. The Company does not own or hold, directly or indirectly, any capital stock, partnership interest, joint venture interest or equity interest or securities of, or the right to acquire any capital stock, partnership interest, joint venture interest or other equity interest in any Person other than the Subsidiaries of the Company listed in the attached Subsidiary Schedule.

Section 5.03 Authorization; No Breach.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have, other than the Stockholder Approval, been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that each of this Agreement and the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) Except for the Stockholder Approval and as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement and the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any material payment under, any provision of (i) the Company’s or any of its Subsidiaries’ articles of incorporation, by-laws or other organizational documents, (ii) any Contract required to be set forth on the attached Contracts Schedule; (iii) any Permit required to be set forth on the Compliance with Laws Schedule; (iv) any Order applicable to the Company or any of its Subsidiaries or any of the material properties or assets of the Company or any of its Subsidiaries; or (v) any applicable Law to which the Company or any of its Subsidiaries is subject.

(c) Except as set forth on the attached Authorization Schedule, no material authorization, consent, approval, exemption, waiver, Order, Permit or other action by, authorization of, declaration or filing with, or notification to any Governmental Body is required on the part of the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Company Documents, respectively, the compliance by the Company and its Subsidiaries with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, except for compliance with the applicable requirements of the HSR Act and Other Antitrust Regulations.

Section 5.04 Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 1,200,000 shares of Voting Common Stock, of which 992,666 shares are issued and outstanding as of the date hereof and are held of record as indicated on the attached Stockholders Schedule,

(ii) 1,900,000 shares of Non-Voting Common Stock, of which 7,334 shares are issued and outstanding as of the date hereof and are held of record as indicated on the attached Stockholders Schedule and 85,000 are issuable upon exercise of outstanding Options as of the date hereof and are held of record as indicated on the Stockholders Schedule and (iii) 100,000 shares of Preferred Stock, of which no shares are issued or outstanding as of the date hereof. All of the issued and outstanding shares of Company Stock are validly issued and are fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or similar rights. The attached Stockholders Schedule sets forth the identity of the holders of each outstanding share of Company Stock and the number of shares held by each such Person. All of the outstanding shares of Company Stock are owned of record by the holders as set forth in the attached Stockholders Schedule.

(b) The attached Optionholders Schedule sets forth the identity of the holders of each outstanding Option and the respective number of shares of Company Stock subject to each such outstanding Option and the applicable exercise price, expiration date and vesting date. Except for the Options described in the attached Optionholders Schedule, there are no (i) existing options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to or requiring the issuance, sale or transfer of any shares of capital stock of the Company or securities containing any equity features of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company or (ii) Contracts, commitments, understandings or arrangements by which the Company is bound requiring the issuance of capital stock of the Company or securities containing any equity features of the Company or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to or requiring the issuance, sale or transfer of any shares of capital stock of the Company or securities containing any equity features of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth in the attached Optionholders Schedule, there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company or its Subsidiaries may vote. Except as set forth on the Stockholders Schedule or Optionholders Schedule, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Subsidiary of the Company or any Stockholder or the Representative is a party or is bound with respect to the voting or consent of any shares of Company Stock or the equity interests of any Subsidiary of the Company.

Section 5.05 Financial Statements.

(a) The attached Financial Statements Schedule consists of: (a) the Company’s unaudited consolidated balance sheet as of December 31, 2011, (the “Latest Balance Sheet”) and the related consolidated statements of income and cash flows for the eight (8) month period then ended and (b) the Company’s audited consolidated balance sheets and audited consolidated statements of income and cash flows for the fiscal years ended March 31, 2010 and March 31, 2011 (the documents in clauses (a) and (b) above are referred to herein collectively as the “Financial Statements”). The Financial Statements are based upon the information contained in the Company’s and its Subsidiaries’ books and records, were prepared in conformity with GAAP, and present fairly in all material respects the consolidated financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject solely in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.

(b) All books, records and accounts of the Company and its Subsidiaries are accurate, complete and maintained in all material respects in accordance with all applicable Laws.

Section 5.06 Absence of Certain Developments. Except as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, (i) there have not been any events, changes, occurrences or circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect and (ii) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business in all material respects. Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has engaged in any material transaction that was not in the Ordinary Course of Business. Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(a) amended or modified its certificate of incorporation or bylaws (or equivalent organizational documents);

(b) issued, sold or delivered any of its capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind with respect to its capital stock;

(c) entered into, amended or modified any employment or consulting agreement which provides for annual base compensation in excess of $50,000 (except for compensation increases and decreases in the Ordinary Course of Business) or which is not terminable at will with no further liability or material increase in the coverage or benefits available under any (or create any new) Plan (other than any employment or consulting agreement as set forth in this Section 5.06(c)) or otherwise materially modified, amended or terminated any Plan except as may be required to comply with applicable Law;

(d) entered into or modified any collective bargaining agreement, side letter, representation or neutrality agreement, representation or election agreement, or other Contract with any labor union or other representative of the employees of the Company or of any of its Subsidiaries;

(e) declared, set aside, paid or made any dividend or other distribution or payment to its stockholders with respect to any shares of its capital stock or other securities or ownership interests or any repurchase, redemption or other acquisition of any outstanding share of its capital stock or other securities or ownership interest;

(f) adopted a plan of liquidation, dissolution, bankruptcy, merger, consolidation or other reorganization;

(g) made any change in its accounting methods, principles or practices, other than in a manner consistent with GAAP;

(h) made any loan or advance to any of its officers, directors, employees or consultants (other than in the Ordinary Course of Business) or made any loan, advance, capital contribution or investment in any Person (other than the Company or any of its wholly owned Subsidiaries) or paid any fees or expenses to any Stockholder or any director, officer, partner, stockholder or Affiliate of any Stockholder;

(i) made or modified any commitment to pay severance to any of its officers, directors, employees or consultants;

(j) made or committed to make any capital expenditures or capital additions or betterments in excess of $250,000 in any one case or $750,000 in the aggregate;

(k) incurred any indebtedness for borrowed money (other than indebtedness that will be Funded Indebtedness at the time of Closing);

(l) made any acquisition of all or any material part of the assets, properties, capital stock or business of any other Person, other than purchases of inventory in the Ordinary Course of Business;

(m) incurred any damage, destruction or loss, whether or not covered by insurance, with respect to its property and assets having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

(n) other than in the Ordinary Course of Business, failed to promptly pay and discharge material current liabilities except where disputed in good faith;

(o) canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right which is material to the Company and its Subsidiaries taken as a whole;

(p) been named as a defendant in, instituted or settled any Proceeding where the amount at issue was in excess of $100,000;

(q) (i) made any change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable, (ii) settled or compromised any Tax liability, (iii) made, changed or rescinded any Tax election, (iv) surrendered any right in respect of Taxes, (v) amended any Tax Return or (vi) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(r) entered into any Contract to do anything set forth in clauses (a) through (q) of this Section 5.06.

Section 5.07 Title to Properties.

(a) The Company and its Subsidiaries hold good and marketable title to, or hold a valid leasehold interest in, all of the material personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing. Each such item of material personal property is in operable condition and repair, subject to normal wear and tear.

(b) The attached Leased Real Property Schedule contains a list of all real property leased, licensed or operated through a use agreement by the Company and its Subsidiaries (the “Leased Real Property”). The Company has delivered to Purchaser a true and complete copy of the underlying lease or respective agreement with respect to each parcel of Leased Real Property (each, a “Lease”). Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (i) either the Company or one (1) of its Subsidiaries has a valid and enforceable (in accordance with its terms) leasehold interest in each Leased Real Property leased by it; (ii) there are no existing material defaults thereunder by the Company or its Subsidiaries (as applicable) or, to the Company’s knowledge, the lessor thereof; and (iii) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by the Company or its Subsidiaries (as applicable) or, to the Company’s knowledge, any other party.

(c) The attached Owned Real Property Schedule, contains a list of all real property owned, in whole or in part, by the Company and its Subsidiaries (the “Owned Real Property”). With respect to each parcel of Owned Real Property:

(i) either the Company or a Subsidiary of the Company holds good and marketable title to such parcel of Owned Real Property, free and clear of all Liens, other than (A) real estate Taxes and installments of special assessments not yet delinquent, (B) public roads and highways, (C) other encumbrances and exceptions set forth on the Owned Real Property Schedule, and (D) Permitted Liens;

(ii) to the Company’s knowledge, there are no leases, subleases, licenses, concessions or other agreements (other than as may be a matter of record disclosed by the title commitments made available to the Purchaser by the Company prior to the date hereof) granting to any party or parties the right of use or occupancy of any portion of such parcel of Owned Real Property; and

(iii) to the Company’s knowledge, there are no outstanding options or rights of first refusal to purchase any Owned Real Property, any portion thereof or interest therein (other than as may be a matter of record disclosed by the title commitments made available to the Purchaser by the Company prior to the date hereof).

(d) During the past three (3) years there has not been any material prolonged interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company and its Subsidiaries currently conducted at the Real Property and, to the knowledge of the Company or its Subsidiaries, no fact or condition exists which would reasonably be expected to cause any material interruption during the current operating season.

Section 5.08 Tax Matters. The Company and its Subsidiaries have filed all Tax Returns which are required to be filed by them in accordance with all applicable Laws. Except as set forth on the attached Taxes Schedule, (i) all material Taxes due and owing by the Company and its Subsidiaries (whether or not shown as due and owing on any Tax Return) have been fully and timely paid to the appropriate taxing authority; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, independent contractor, creditor, stockholder or other third party have been fully paid and timely remitted to the appropriate taxing authority; (iv) no material deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority or any Governmental Body, which extension is still in effect; (vi) there are no ongoing or pending Tax audits (or any Tax audits that have been threatened in writing) by any taxing authority or any Governmental Body against the Company or any of its Subsidiaries; (vii) neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar Contract; (viii) neither the Company nor any its Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group other than a group the common parent of which was the Company or (B) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise; (ix) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign income Tax Law), but excluding any payments made or to be made pursuant to any employment agreement or other Contracts entered into or negotiated by the Purchaser, the Merger Sub or any of their respective Affiliates who are Affiliates prior to the Closing; (x) neither the Company nor any of its Subsidiaries is currently a beneficiary of any extension of time within which to file any Tax Return; (xi) there are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens; (xii) neither the Company nor any of its Subsidiaries has received notice of any claim by any taxing authority or Governmental Body in a jurisdiction where the Company or such Subsidiary of the Company does not file Tax Returns that it is or may be subject to taxation by that taxing authority or Governmental Body; (xiii) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (A) under Code §481 (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for the Pre-Closing Tax Period, (B) pursuant to the provisions of any agreement entered into with any taxing authority or pursuant to a “closing agreement” as defined in Code §7121 (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (C) as a result of any intercompany transactions or any excess loss account described in Treas. Reg. §1.1502-19 (or any similar provision of state, local or foreign Law), (D) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (E) as a result of any prepaid amount received on or prior to the Closing Date or (F) the discharge of any indebtedness on or prior to the Closing Date under Code §108(i); (xiv) neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; and (xv) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Code §6707A or Treas. Reg. §1.6011-4.

Section 5.09 Contracts and Commitments.

(a) Except as set forth on the attached Contracts Schedule and except for purchase orders entered into in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries is a party to any:

(i) collective bargaining agreement, neutrality or representation agreement, or other Contract with any labor union or association representing employees of the Company or any of its Subsidiaries;

(ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in section (a) of the Employee Benefits Schedule;

(iii) Contract concerning the purchase of any shares of Company Stock and Options, or any other Contract or plan relating to the purchase of stock, options or any other securities of the Company or any of its Subsidiaries;

(iv) Contract for the employment of any officer, individual employee or other person, or the hiring of an individual as an independent contractor, providing for base compensation in excess of $75,000 per annum;

(v) Contract relating to the incurrence, assumption or guarantee of any indebtedness or borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any Subsidiary of the Company, other than any guaranty by the Company or any Subsidiary of the Company of any obligations of the Company or any of its wholly owned Subsidiaries;

(vi) Contract under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000;

(vii) Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000;

(viii) Contract or group of related Contracts with the same party for the purchase of products or services by the Company or any Subsidiary of the Company, under which the undelivered balance of such products and services has a selling price in excess of $100,000;

(ix) Contract or group of related Contracts with the same party for the sale of products or services by the Company or any Subsidiary of the Company under which the undelivered balance of such products or services has a sales price in excess of $250,000;

(x) Contract (including purchase orders entered into in the Ordinary Course of Business) containing covenants of the Company or any Subsidiary of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company or any Subsidiary of the Company in any line of business or in any geographical area;

(xi) Contract relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third party or by a third party to the Company or any of its Subsidiaries, other than licenses for off-the-shelf software;

(xii) other Contract affecting the Company’s or any of its Subsidiaries’ ability to use or disclose any Intellectual Property material to the Company and its Subsidiaries;

(xiii) Contract relating to any joint venture;

(xiv) Contract for the sale of any of the assets of the Company or any Subsidiary of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of the assets of the Company or any Subsidiary of the Company other than in the Ordinary Course of Business;

(xv) Contract providing for the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any Subsidiary of the Company of any operating business or material assets or the capital stock of any other Person;

(xvi) Contract obligating the Company or any Subsidiary of the Company to provide or obtain products of services for a period of one year or more or requiring the Company or any of its Subsidiaries to purchase or sell a stated portion of its requirements or outputs;

(xvii) Contract under which the Company or any Subsidiary of the Company has made material advances or loans to any other Person; and

(xviii) Contract (or group of related Contracts) which involve the expenditure of more than $100,000 annually or $250,000 in the aggregate by the Company or any Subsidiary of the Company or require performance by any party more than one year from the date hereof.

(b) Each of the Contracts listed or required to be listed on the Contracts Schedule is in full force and effect, and is the legal, valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms. Neither the Company nor any Subsidiary of the Company (as applicable) is in material default under any Contract listed on the Contracts Schedule, and, to the knowledge of the Company, the other party to each of the Contracts listed on the Contracts Schedule is not in material default thereunder and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company, or any Subsidiary of the Company or, to the knowledge of the Company, any other party thereunder. To the knowledge of the Company, no party to any Contract listed on the Contracts Schedule has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Contract listed on the Contracts Schedule. The Company has made available to Purchaser true, correct and complete copies of each Contract listed on the Contracts Schedule, together with all amendments, modifications or supplements thereto.

Section 5.10 Intellectual Property.

(a) All registered trademarks, applications to register trademarks, copyrights, Internet domain names, patents and patent applications owned by the Company or any of its Subsidiaries are set forth on the attached Intellectual Property Schedule (together with all other Intellectual Property owned or used by the Company or any of its Subsidiaries, the “Company Intellectual Property”). No Company Intellectual Property set forth on the Intellectual Property Schedule has been abandoned. All renewal and maintenance fees, taxes, annuities and other fees payable in respect of the Company Intellectual Property set forth on the Intellectual Property Schedule and due before Closing have been paid in full through Closing.

(b) To the knowledge of the Company, (i) the operation of the Company and its Subsidiaries as currently conducted, including the manufacture, use, sale and importation of products of the Company or any of its Subsidiaries and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible in the possession of the Company or any of its Subsidiaries, and the possession or use of the Company Intellectual Property has not and does not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person, and (ii) the operation of the Company and its Subsidiaries does not constitute unfair competition or a deceptive or unfair trade practice. To the knowledge of the Company, the Company Intellectual Property is not being infringed by any Person. Since March 27, 2009, neither the Company nor any of its Subsidiaries has received any written claim or notice indicating that the Company or any of its Subsidiaries has infringed or misappropriated the Intellectual Property of any other Person.

(c) Except as set forth on the Intellectual Property Schedule, to the knowledge of the Company, the Company and its Subsidiaries have the full and exclusive right to use the Company Intellectual Property owned by the Company for the life thereof and for any purpose, free from (i) any Liens (except for Permitted Liens) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, conditions or restrictions. As of and from and after the Closing, the Surviving Corporation shall own or have the right, or a license, to use all of the Company Intellectual Property, in each case free from Liens (except for Permitted Liens) and on the same terms and conditions as in effect prior to the Closing.

(d) To the Company’s knowledge, no director, stockholder, employee, consultant, agent or other representative of the Company and any of its Subsidiaries owns or claims any personal rights in, nor has any such Person made application for, any of the Company Intellectual Property.

(e) To the Company’s knowledge, the Company and its Subsidiaries have taken commercially reasonable steps necessary to protect, preserve and maintain the confidentiality of all trade secrets and confidential business information included in the Company Intellectual Property owned by the Company.

Section 5.11 Litigation. Except as set forth on the attached Litigation Schedule, there are no Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries (or to the knowledge of the Company, pending or threatened against any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company and its Subsidiaries), or to which the Company or any of its Subsidiaries is otherwise a party, before or by any Governmental Body. Except as set forth on the attached Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding Order, and neither the Company nor any of its Subsidiaries is in material breach or violation of any such Order.

Section 5.12 Governmental Consents, etc. The attached Governmental Consents Schedule sets forth a true and complete list of all material Permits of, or filings with or declarations or notifications to, each Governmental Body that are required in connection with any of the execution, delivery or performance of this Agreement by the Company and its Subsidiaries or the consummation by the Company and its Subsidiaries of the Merger and any other transactions contemplated hereby, other than pursuant to the HSR Act and Other Antitrust Regulations (collectively, the “Governmental Consents”). Except for the requirements of the HSR Act and Other Antitrust Regulations, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and except for the Governmental Consents set forth on the attached Governmental Consents Schedule, no material Permit of, or declaration or notification to or filing with, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement by the Company and its Subsidiaries or the consummation by the Company and its Subsidiaries of the Merger and any other transaction contemplated hereby.

Section 5.13 Employee Benefit Plans.

(a) Except as listed on section (a) of the attached Employee Benefits Schedule, neither the Company nor any of its Subsidiaries maintains or contributes or has any material liability with respect to (i) any nonqualified deferred compensation or retirement plans, (ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) any qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA), (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), (v) any other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs or arrangements or (vi) any other material employee benefit plans, contracts programs or arrangements, or any voluntary employees’ beneficiary associations under

Section 501(c)(9) of the Code (all of the above to which the Company or any of its Subsidiaries maintains, contributes or has any liability with respect to are individually or collectively referred to herein as a “Plan” or the “Plans,” respectively). Each Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has received a determination letter or is subject to an opinion letter from the IRS that such Plan meets the qualification requirements set forth in Section 401(a) of the Code to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to adversely affect the qualified status of such Plan. The Plans have been maintained and operated in material compliance with their terms and related documents and in compliance in form and in operation in all material respects with the requirements of the Code, ERISA, and all other applicable law.

(b) Copies of the following materials, to the extent applicable, have been delivered or made available to Purchaser: (i) all current plan documents for each Plan or, in the case of an unwritten Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the U.S. Plans, (iii) all current summary plan descriptions, summary of material modifications and the three most recent annual reports on Form 5500 (including all schedules and attachments) with respect to any Plans, (iv) all related trust agreements, insurance contracts, and other material documents and other funding arrangements associated with any Plan and (v) all material correspondence relating to a Plan between the Company, its Subsidiaries or their representatives and any Governmental Body with respect to any audit, investigation or correction associated with any applicable Plan.

(c) With respect to the Plans, (i) all required contributions have been made or properly accrued on or before the Closing Date, (ii) there are no actions, suits, claims, audits, examinations or proceedings pending or, to the Company’s knowledge, threatened, other than routine claims for benefits, (iii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or its Subsidiaries and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d) Neither the Company nor any of its Subsidiaries has, nor, to the Company’s knowledge, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Purchaser, the Company or their Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(e) Neither the Company nor any of its Subsidiaries has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

(f) Neither the Company nor any Subsidiary of the Company maintains, contributes to or has any liability with respect to (i) a “defined benefit plan” as defined in

Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or (iii) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither the Company nor any Subsidiary of the Company has any or will have any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity, prior to the Closing, other than the Company and its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has communicated (whether orally or in writing) generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Plans beyond those reflected in such Plans or (ii) the adoption or creation of any new benefit plan.

(h) None of the Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(i) With respect to each Welfare Plan that is a group health plan benefiting any current or former employee of the Company that is subject to Section 4980B of the Code, the Company has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(j) Except as listed on section (j) of the attached Employee Benefits Schedule, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Plan that will result in any material payment (whether of severance pay or otherwise) becoming due from the Company or its Subsidiary to any current or former officer, employee, director or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company or its Subsidiaries.

(k) Each Plan and any other payment or arrangement for which the Company or its Subsidiaries has liability that is subject to Section 409A of the Code is in documentary compliance with and has been operated in compliance with Section 409A of the Code except to the extent any failure to comply would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, and no Person has a right to any gross up or indemnification from the Company or any of its Subsidiaries with respect to any such Plan, payment or arrangement subject to Section 409A of the Code.

Section 5.14 Insurance. The attached Insurance Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries on their properties, assets, products, business or personnel. Except as set forth on the attached Insurance Schedule, to the knowledge of the Company, no event relating to the Company or any of its Subsidiaries has occurred which would reasonably be expected to result in any material retroactive upward adjustment in premiums under any such insurance policies. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no such insurance policy has been cancelled within the last two years and, to the knowledge of the Company, no threat has been made by an insurance provider to cancel any insurance policy of the Company or any of its Subsidiaries during such period. Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any insurance policy or has failed to give any notice or present any material claim under any insurance policy in due and timely fashion.

Section 5.15 Labor and Employment Matters.

(a) Union and Employee Contracts. Except as disclosed on the attached Labor and Employment Matters Schedule: (i) the Company and its Subsidiaries are not party to or bound by any union contract, collective bargaining agreement, or other similar type of Contract; (ii) the Company and its Subsidiaries have not agreed to recognize any union or other collective bargaining representative or to remain neutral in any attempts to organize its employees, no demand for recognition by any union or group of employees is currently pending and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed, with the National Labor Relations Board; (iii) no union or collective bargaining representative has been certified as representing any employees of the Company and its Subsidiaries; (iv) to the Company’s knowledge, since March 27, 2009, no organizational attempt has been made or threatened on behalf of any labor union or collective bargaining representative with respect to any employees of the Company and its Subsidiaries; and (v) since March 27, 2009, neither the Company and its Subsidiaries, nor, to the Company’s knowledge, any of their respective predecessors has experienced any labor strike, slowdown, work stoppage or other material labor dispute and, to the Company’s knowledge, no such labor dispute is threatened.

(b) Unemployment and Social Security. The Company and its Subsidiaries have no outstanding material liability for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits or social security or similar governmentally mandated benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). The Company has made available to the Purchaser a complete and accurate list of pending claims against the Company and any of its Subsidiaries under any workers compensation plan or policy or for long-term disability.

(c) Compliance and Investigations. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any material consent decree with or order by any Governmental Body relating to employees or employment practices. Neither the Company nor its Subsidiaries have received since March 27, 2009 any written notice of intent by any Governmental Body responsible or the enforcement of labor, employment or immigration laws to conduct an investigation relating to the Company and any of its Subsidiaries and, to the Company’s knowledge, no such investigation is in progress.

(d) Effect of Other Agreements. To the Company’s knowledge, no current employee, current officer or director, or current consultant or independent contractor of the Company and its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee, officer, director, consultant or independent contractor and any other

Person that in any way materially and adversely affects (i) the performance of his or her duties as an employee, officer, director, consultant or independent contractor of the Company and its Subsidiaries, or (ii) the ability of the Company and its Subsidiaries to conduct its business as currently conducted and proposed to be conducted.

(e) Independent Contractors. The Company and its Subsidiaries utilize the services of independent contractors in the operation of the Company’s and its Subsidiaries’ business. The Company and its Subsidiaries have complied in all material respects with all applicable Laws for classifying such individuals as independent contractors and not employees.

Section 5.16 Environmental Compliance and Conditions. Except as set forth on the attached Environmental Compliance Schedule:

(a) the Company and its Subsidiaries are, and have been since March 27, 2009, in material compliance with all Environmental Laws, including with respect to its operations at and occupancy of the real property listed on the Leased Real Property Schedule and the Owned Real Property Schedule;

(b) except as has been fully resolved prior to the date hereof or which would not reasonably be expected to result in material ongoing or future liability, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body asserting or alleging any actual or alleged material violation of or material liability including any material investigatory, corrective or remedial obligation under Environmental Laws applicable to its operations or the real property listed on the Leased Real Property Schedule and the Owned Real Property Schedule, any real property formerly owned or leased by the Company or its Subsidiaries, or any off-site treatment, storage, disposal or recycling locations to which the Company or its Subsidiaries sent Hazardous Materials;

(c) neither the Company nor any of its Subsidiaries is subject to any current or, to the Company’s knowledge, threatened claim, Order, directive, request for information, demand letter or complaint asserting a remedial obligation or actual or potential material liability under Environmental Laws, including with respect to conditions at any of the real property listed on the Leased Real Property Schedule and the Owned Real Property Schedule or any real property formerly owned or leased by the Company or its Subsidiaries or any off-site treatment, storage, disposal or recycling locations to which the Company or its Subsidiaries sent Hazardous Materials;

(d) the Company and its Subsidiaries have obtained and are, and have been since March 27, 2009, in material compliance with all permits, licenses and authorizations required under Environmental Laws for its business operations, including its use and occupancy of the real property listed on the Leased Real Property Schedule and the Owned Real Property Schedule;

(e) neither the Company nor any of its Subsidiaries nor any of their agents or contractors has caused, nor to the Company’s knowledge has any other Person caused, any Release of any Hazardous Material at, on, under or migrating from the Real Property or any real property formerly owned or leased by the Company or any of its Subsidiaries which requires investigation, assessment, cleanup or remediation or any other type of response action by the Company or any of its Subsidiaries under any Environmental Law or pursuant to any applicable lease agreements;

(f) neither the Company nor any of its Subsidiaries has entered into any contract whereby the Company or any such Subsidiary has expressly assumed or provided indemnification for any material liability of any other Person pursuant to or arising from any Environmental Law; and

(g) the Company and each of its Subsidiaries have made available to the Purchaser copies of all previously conducted environmental compliance audits, environmental site assessments, asbestos surveys, and reports regarding any material Release of Hazardous Materials at, upon or from the Real Property or any real property formerly owned or leased by the Company or its Subsidiaries, which are in its possession or control.

This Section 5.16 contains the sole and exclusive representations and warranties of the Company with respect to any matters arising under any Environmental Laws or with respect to Releases of Hazardous Materials.

Section 5.17 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, to the Company’s knowledge, no employee, officer, director, stockholder, equity holder or Affiliate of the Company or its Subsidiaries (collectively, the “Related Persons”) (i) is a party to any Contract or transaction with the Company or its Subsidiaries or has any interest in any material property used by the Company or its Subsidiaries, (ii) in each case, other than in the Ordinary Course of Business, owes any material amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any material amount to, nor has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (iii) owns any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries or (iv) has any claim or cause of action against the Company or any of its Subsidiaries.

Section 5.18 Brokerage. Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation or payments in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company.

Section 5.19 Permits; Compliance with Laws.

(a) The attached Compliance with Laws Schedule sets forth a true and complete list of all material Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted. Except as set forth on the attached Permits Schedule, each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all such Permits. Neither the Company nor its Subsidiaries have received written notice of any Proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit listed on the attached Permits Schedule.

(b) Except as set forth on the attached Compliance with Laws Schedule, (i) the Company and its Subsidiaries are in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets and (ii) neither the Company nor any of its Subsidiaries has, since March 27, 2009, received any written notice of any action or proceeding against it alleging any material failure to comply with any Law.

Section 5.20 Employees. The Company has made available to the Purchaser a list of all of the officers, employees, contractors and consultants of the Company and its Subsidiaries, along with their respective employing entity, their title, date of hire (or contracting), active or inactive status, annual base compensation or hourly wage rate and incentive bonus compensation, in each case as of February 26, 2012. Section (a) of the attached Employees Schedule lists all of the officers and employees of the Company and its Subsidiaries with an annual base compensation in excess of $100,000 (the “Covered Employees”). Since the date of the Latest Balance Sheet, there has not been any material change in the compensation of any Covered Employee (except for compensation increases and decreases in the Ordinary Course of Business). In the past year, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN. Except as listed on section (b) of the Employees Schedule, to the Company’s knowledge, no employee, consultant or independent contractor for the Company or its Subsidiaries has any present intention to terminate his or her employment relationship or engagement with the Company or its Subsidiaries.

Section 5.21 Bank Accounts. The attached Bank Accounts Schedule sets forth a complete and correct list of the names and locations of all banks and the numbers of all of the bank accounts of the Company and its Subsidiaries, together with the names of all Persons authorized to draw thereon or to have access thereto and the authorized signatories for such accounts. Except as set forth on the attached Bank Accounts Schedule, no Person holds a power of attorney to act on behalf of the Company or any Subsidiary of the Company with respect to such bank accounts.

Section 5.22 Indebtedness. The attached Indebtedness Schedule sets forth all of the Funded Indebtedness of the Company and its Subsidiaries.

Section 5.23 Product Warranty; Product Liability.

(a) Except as set forth on the Product Liability Schedule, neither the Company nor any of its Subsidiaries has any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any Subsidiary of the Company.

(b) Except as set forth on the Product Warranty Schedule, (i) each product manufactured, sold or delivered by the Company or any Subsidiary of the Company in conducting its business has been manufactured and sold in conformity in all material respects with all product specifications, all warranties and all applicable Laws and (ii) neither the Company nor any Subsidiary of the Company has any material liability for replacement or repair of any such products or other damages in connection therewith not reserved against on the Latest Balance Sheet or the Statement.

Section 5.24 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen from bona-fide transactions in the Ordinary Course of Business, and have reserves which have been calculated in a manner consistent with past practice.

Section 5.25 Inventory. Subject to the reserves set forth on the Latest Balance Sheet, as of the date of this Agreement the inventory of the Company and its Subsidiaries consists of a quantity and quality usable and salable in the Ordinary Course of Business in all material respects.

Section 5.26 Customers and Suppliers. The Customers Schedule contains an accurate and complete list of the ten (10) largest customers of the businesses of the Company and its Subsidiaries, measured on a consolidated basis by the dollar amount of purchases thereby, for the twelve-month period ended November 30, 2011 (the “Business Customers“), showing the total dollar sales by the Company and its Subsidiaries to each such customer during such period. The Suppliers Schedule contains an accurate and complete list of the ten (10) largest suppliers of the businesses of the Company and its Subsidiaries, measured on a consolidated basis by the dollar amount of purchases therefrom, for the twelve-month period ended November 30, 2011 (the “Business Suppliers”), showing the total dollar purchases by the Company and its Subsidiaries to from such supplier during such period. Except as set forth on the Customers Schedule or the Suppliers Schedule, since the date of the Latest Balance Sheet, to the knowledge of the Company, none of the Business Customers or Business Suppliers has terminated or has given written notice to the Company or any Subsidiary of the Company that it will or intends to terminate its Contract or relationship with the Company or any Subsidiary of the Company.

Section 5.27 Corporate Records. The Company has made available to the Purchaser true, correct and complete copies of the articles of incorporation and by-laws or equivalent organizational documents of the Company and its Subsidiaries, in each case, as amended and in effect on the date hereof, including all amendments thereto.

Section 5.28 Stockholder Approval. The only vote of holders of Company Stock necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement is the adoption of this Agreement by the Stockholders holding a majority of the outstanding shares of Voting Common Stock.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and the Merger Sub represent and warrant to the Stockholders (including the Representative), the Optionholders and the Company that:

Section 6.01 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio, with full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Merger Sub is a corporation duly organized, validly existing and in active status under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Merger Sub in connection with the transactions contemplated by this Agreement (the “Merger Sub Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 6.02 Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents or the Merger Sub Documents (as applicable) by the Purchaser and the Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents or the Merger Sub Documents (as applicable) will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser and the Merger Sub (as applicable), and assuming that each of this Agreement, the Purchaser Documents and the Merger Sub Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents or the Merger Sub Documents (as applicable) when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

Section 6.03 Governmental Bodies; Consent No Violation. Except for compliance with the requirements of the HSR Act and Other Antitrust Regulations, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Governmental Consents set forth on the attached Governmental Consents Schedule, (a) neither the Purchaser nor the Merger Sub is required to submit any notice, report, declaration or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Merger and any other transactions contemplated hereby, (b) no authorization, consent, approval, exemption, waiver, Order, Permit or other action by, or authorization of, any Governmental Body or any other Person is required to be obtained by the

Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation by the Purchaser and the Merger Sub of the Merger and any other transactions contemplated hereby and (c) neither the Purchaser nor the Merger Sub is subject to or obligated under its certificate of incorporation or its bylaws (or equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any franchise or Permit, or subject to any Order which would be breached or violated in any material respect by the Purchaser’s or the Merger Sub’s execution, delivery or performance of this Agreement and the Purchaser Documents or the Merger Sub Documents (as applicable).

Section 6.04 Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Purchaser’s knowledge, overtly threatened against the Purchaser or the Merger Sub, or to which the Purchaser, the Merger Sub or any of their respective Affiliates is otherwise a party, before or by any Governmental Body, which would adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby. There are no Proceedings pending or, to the Purchaser’s knowledge, overtly threatened against the Purchaser or the Merger Sub, or to which the Purchaser, the Merger Sub or any of their respective controlled Affiliates is otherwise a party, before or by any Governmental Body, which would adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 6.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation or payments in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Purchaser or the Merger Sub.

Section 6.06 Investment Representation. The Purchaser is acquiring the Company Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

Section 6.07 Financing. The Purchaser and the Merger Sub each shall have at the Closing sufficient immediately available funds to pay the full Transaction Price and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.

Section 6.08 Solvency. The Purchaser is, and immediately after giving effect to the transactions contemplated by this Agreement (and assuming the representations and warranties in ARTICLE V are true and correct), the Surviving Corporation and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). The Purchaser is, and immediately after giving effect to the transactions contemplated by this Agreement (and assuming the representations and warranties in ARTICLE V are true and correct), the Surviving Corporation and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser, the Company or its Subsidiaries.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of the Business.

(a) From the date hereof until the Effective Time, the Company shall use its commercially reasonable efforts to conduct its and its Subsidiaries’ business in the Ordinary Course of Business, except as set forth on the Covenants Exceptions Schedule.

(b) From the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, as set forth on the Covenants Exceptions Schedule or as consented to in writing by the Purchaser, the Company shall not, and shall cause its Subsidiaries not to:

(i) issue, sell or deliver any shares of its or any of its Subsidiaries’ capital stock (other than with respect to the exercise of Options outstanding as of the date hereof) or issue, sell or deliver any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its or any of its Subsidiaries’ capital stock;

(ii) declare, set aside, make, pay or effect any recapitalization, reclassification, stock dividend (or other distribution or payment on equity), stock split, combination or like change in its capitalization or amend the terms of any outstanding securities of the Company or any of its Subsidiaries;

(iii) amend its or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents);

(iv) except pursuant to any Contract existing as of the date hereof concerning the purchase of any shares of Company Stock or any Options, make any redemption or purchase of any shares of its or any of its Subsidiaries’ capital stock;

(v) other than in the Ordinary Course of Business, as required under the terms of any Contract or Plan or as may be required to comply with applicable Law (A) increase the salary or other compensation of any employee of the Company or any of its Subsidiaries, (B) increase the coverage or benefits available under any (or create any new) Plan or otherwise modify or amend or terminate any Plan in a manner that would reasonably be expected to materially increase the cost to the Company or its Subsidiaries, or (C) enter into any employment or consulting arrangement not terminable at will with no further material liability with any employee or independent contractor;

(vi) other than with respect to any existing revolving credit facilities, issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to any Funded Indebtedness;

(vii) acquire any properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of, or used by, the Company and its Subsidiaries, other than in the Ordinary Course of Business;

(viii) enter into or agree to enter into any merger or consolidation with any Person, engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person (other than the Company or any of its wholly owned Subsidiaries);

(ix) cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries except in the Ordinary Course of Business;

(x) enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $200,000 for any individual commitment and $500,000 for all commitments in the aggregate, unless required by a Lease;

(xi) except as otherwise required by Law, enter into, amend or modify or terminate any Contract with any labor union or other labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any material liability to any labor organization with respect to the Company or any of its Subsidiaries;

(xii) enter into any Contract that restricts the ability of the Company or any of its Subsidiaries to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons;

(xiii) other than in the Ordinary Course of Business, terminate, amend, restate or supplement or waive any material rights under any (A) Contract set forth on the Contracts Schedule or (B) material Permit;

(xiv) settle or compromise any pending or threatened Proceeding or any claim or claims for, an amount individually in excess of $50,000, or in the aggregate, in excess of $100,000; or

(xv) take any action with the primary purpose of adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

Section 7.02 Access to Books and Records. From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with full access at all reasonable times and upon reasonable advance notice to the offices, properties (including reasonable access to the Leased Real Property and the Owned Real Property), books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided that such access does not unreasonably interfere with the normal operations of the Company; provided further that all requests for access shall be directed to John Carson or such other person as the Company may designate from time to time. Neither the

Company nor any of the Stockholders (including the Representative) and Optionholders make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.02, and neither the Purchaser nor the Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in ARTICLE V. The information provided pursuant to this Section 7.02 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement.

Section 7.03 Regulatory Filings. Subject to Section 10.04, the Company shall (a) make or cause to be made all filings and submissions under any material Laws applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein, (b) coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing and (c) (i) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings, (ii) make any further filings pursuant thereto that may be reasonably necessary, proper or advisable in connection therewith, and (iii) take all commercially reasonable actions necessary to obtain all required clearances.

Section 7.04 Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 4.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE IV (other than those to be satisfied at the Closing); provided that neither the Company nor the Representative shall be required to expend any material funds to obtain any third-party or governmental consents required under Section 4.01(c) or 4.03(b).

Section 7.05 Exclusive Dealing.

(a) Except in connection with any exercise of Options, during the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Representative and the Company shall not, and shall direct and use commercially reasonable efforts not to permit their respective Subsidiaries or any of their respective directors, officers, employees, representatives or agents (collectively, the “Company Representatives”) to, directly or indirectly, (i) discuss, intentionally encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any of its Subsidiaries other than in the Ordinary Course of Business or any capital stock or other ownership interests of the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction or (iii) otherwise cooperate in any way with, or intentionally assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) The Representative and the Company shall (and the Representative and the Company shall use commercially reasonable efforts to cause their Company Representatives to, and the Company shall cause its Subsidiaries to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser or its Affiliates or any of their respective directors, officers, employees, representatives or agents) conducted heretofore with respect to any Acquisition Transaction.

Section 7.06 Notification. From the date hereof until the Closing, the Company shall disclose to the Purchaser in writing promptly upon the discovery thereof any matter arising after the date hereof that, if existing on the date of this Agreement, would have been required to be set forth in the Disclosure Schedules. Such disclosures may take the form of amendments or supplements to the attached Disclosure Schedules in the form of “Updated Schedules” delivered to the Purchaser; provided, that if an Updated Schedule is delivered pursuant to this Section 7.06 and the Company acknowledges in writing that the Purchaser has the right to terminate this Agreement pursuant to Section 9.01(d) as a result of the disclosure set forth in such Updated Schedule, then unless the Purchaser elects by written notice to the Company and the Representative to exercise such termination right within five (5) Business Days after delivery of such written acknowledgement, the Company’s representations and warranties shall be deemed modified, amended and supplemented by such Updated Schedule and the disclosures set forth in such Updated Schedule shall not be the basis of any Loss or indemnification claim by any Purchaser Indemnified Party and shall not be the basis for a termination of this Agreement by the Purchaser pursuant to Article IX hereof. For the avoidance of doubt, no Updated Schedule shall contain any matter that existed as of the date of this Agreement, whether or not known to the Company.

Section 7.07 Financing Cooperation. From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide the Purchaser and the Merger Sub such assistance and information to the extent (a) reasonably necessary to complete the Debt Financing; (b) reasonably requested by the Purchaser or the Merger Sub in connection with the Debt Financing, including using its commercially reasonably efforts in (i) assisting in preparation for and participation in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies, prospective lenders, and investors; (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing (including the marketing thereof); (iii) obtaining customary appraisals, surveys, title insurance and other documentation and items with respect to the Company’s owned real estate to the extent reasonably required by the Debt Financing as reasonably requested by the Purchaser or the Merger Sub and, if requested by the Purchaser or the Merger Sub, to cooperate with and assist the Purchaser and the Merger Sub in obtaining such documentation and items; (iv) facilitating the pledge and perfection of liens and the providing of guarantees supporting the Debt Financing; (v) taking such actions reasonably promptly as are reasonably requested by the Purchaser or the Merger Sub to facilitate the satisfaction on a timely basis of all conditions to obtaining the Debt Financing; and (vi) causing its independent auditors to cooperate with the Debt Financing; provided, however, that, irrespective of the above, (w) whether or not the transactions contemplated by this Agreement or the Debt Financing are consummated, the Purchaser shall reimburse the Company at least two (2) Business Days prior to Closing (or notwithstanding any provision to the contrary in this Agreement such amount shall increase the Closing Cash Proceeds) for all out-of-pocket fees, costs and expenses incurred in connection with the obligations under this Section 7.07, (x) no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument entered into in connection with this Section 7.07 shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument entered into in connection with this Section 7.07 that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (y) nothing in this Section 7.07 shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries and (z) all financing documents and any certificates relating to the Debt Financing, whether or not in respect of the Company and its Subsidiaries, will be executed by representatives of the Purchaser. The Company hereby consents to the reasonable use of all of its and its Subsidiaries’ logos, names, and trademarks in connection with the Debt Financing in a manner customary for financing transactions of this kind. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain, at the Purchaser’s sole cost and expense, prior to the Closing, estoppel certificates, landlord waivers and collateral access agreements (if requested by the Purchaser’s lender), non-disturbance agreements (for each Leased Real Property that is subleased by the Company or its Subsidiaries), and subordination, non-disturbance and attornment agreements related to the Leased Real Property, as reasonably requested by the Purchaser, each in a form reasonably acceptable to the Purchaser; provided, however, that the failure to obtain any of the foregoing shall not be deemed a default under this Agreement. The Purchaser shall indemnify the Company and the Seller Indemnification Parties against and hold them harmless from any Losses suffered or incurred by the Company or any such Seller Indemnification Party to the extent arising from any action of such Person taken pursuant to this Section 7.07.

ARTICLE VIII

COVENANTS OF THE PURCHASER

Section 8.01 Access to Books and Records. For a six (6) year period following the Closing, the Purchaser shall, and shall cause the Surviving Corporation to, provide the Stockholders (including the Representative), the Optionholders and their agents with reasonable access (for the purpose of examining and copying and subject to reasonable and customary confidentiality restraints), during normal business hours, and upon reasonable advance notice, to the books and records of the Surviving Corporation and its Subsidiaries solely with respect to periods or occurrences prior to the Closing Date in connection with any insurance claims by, Proceedings against or governmental investigations of, the Stockholders (including the Representative), the Optionholders, the Company, its Subsidiaries or any of their Affiliates or with respect to any rights or obligations under this Agreement, the Company Documents, the Purchaser Documents or the Merger Sub Documents or any other legitimate and reasonable business purpose and (ii) reasonable access, during normal business hours, and upon reasonable advance notice, to employees of the Purchaser, the Surviving Corporation, and their Affiliates for purposes of better understanding such books and records, in each case, subject to the execution by the Stockholders, the Representative or Optionholders and their agents, as the case may be, of a reasonable and customary confidentiality agreement in form and substance reasonably satisfactory to the Purchaser. Unless otherwise consented to in writing by the Representative, neither the Purchaser nor the Surviving Corporation shall, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof which the Purchaser or the Surviving Corporation may intend to destroy, alter or dispose of.

Section 8.02 Notification. From the date hereof until the Closing Date, the Purchaser shall disclose to the Company and the Representative in writing any material variances from the representations and warranties contained in ARTICLE VI promptly upon discovery thereof.

Section 8.03 Director and Officer Liability and Indemnification.

(a) Prior to or simultaneously with the Closing, the Company shall, or shall cause the Surviving Corporation to purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provides liability insurance coverage for the individuals who were officers, directors and similar functionaries of the Company and its Subsidiaries at or prior to the Effective Time on no less favorable terms (including in amount and scope) as the policy or policies presently maintained by the Company and its Subsidiaries for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement; provided, that, 50% of the cost of such policy shall be borne by the Purchaser and 50% of the cost of such policy shall be borne by the Company (which amount, if unpaid at Closing, shall be a Transaction Expense); provided, further, that, the aggregate price of such insurance policy shall not exceed Thirty Thousand Dollars ($30,000.00).

(b) For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. The Purchaser agrees and acknowledges that this Section 8.03 shall be binding on the Purchaser’s successors and assigns.

(c) If the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and its Subsidiaries shall assume all of the obligations set forth in this Section 8.03.

(d) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individuals who were officers, directors or similar functionaries of the Company or its Subsidiaries at or prior to the Effective Time or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 8.03 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The obligations under this Section 8.03 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 8.03 applies without the consent (which shall not be unreasonably withheld) of such affected indemnitee. The provisions of this Section 8.03 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director or similar functionary of the Company and its Subsidiaries and his or her heirs and representatives, heirs, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

Section 8.04 Regulatory Filings. Subject to Section 10.04, the Purchaser shall (a) make or cause to be made all filings and submissions under any material Laws applicable to the Purchaser for the consummation of the transactions contemplated herein, (b) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings, (ii) make any further filings pursuant thereto that may be reasonably necessary, proper, or advisable in connection therewith and (iii) take all commercially reasonable actions necessary to obtain all required clearances.

Section 8.05 Conditions.

The Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 4.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE IV (other than those to be satisfied at the Closing); provided that the Purchaser shall not be required to expend any material funds to obtain any third-party or governmental consents required under Section 4.03(b).

Section 8.06 Contact with Business Relations. The Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact (a) any officer, director or employee of the Company or any of its Subsidiaries or (b) any customer, supplier, distributor or other party with a material business relationship with the Company or any of its Subsidiaries other than contacts made in the ordinary course of business of the Purchaser that are unrelated to the Company, this Agreement or the transactions contemplated hereby, in each case, prior to the Closing without the prior written consent of the Company.

Section 8.07 Continuing Confidentiality. The Purchaser agrees and acknowledges that, prior to the Closing. it remains bound by that certain Confidentiality Agreement, dated as of September 21, 2011, with Angle Advisors, as representative for the Company (the “Confidentiality Agreement”) and that it shall be responsible for any breaches of the Confidentiality Agreement by any of the Purchaser’s Representatives.

Section 8.08 Payment of Accrued Bonuses. The Purchaser agrees that it shall cause the Surviving Corporation to pay to the Retained Employees, no later than June 15, 2012, the amount of any year-end performance bonuses payable to such Retained Employees which are accrued in the finally determined Closing Net Working Capital.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time as follows and in no other manner:

(a) by mutual written consent of the Purchaser and the Merger Sub, on the one hand, and the Company, on the other hand;

(b) by the Purchaser and the Merger Sub, on the one hand, and the Company, on the other hand, if there shall be in effect any Order restraining, enjoining or otherwise prohibiting the Merger or the consummation of the transactions contemplated hereby, which Order shall have become final and non-appealable, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not final or non-appealable and pursue such appeal with reasonable diligence; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c) by the Purchaser and the Merger Sub, on the one hand, or by the Company, on the other hand, if the Closing shall not have occurred on or before the date that is sixty (60) calendar days after the date of this Agreement (the “Outside Date”); provided, however, that no termination may be made under this Section 9.01(c) if the failure to close shall be caused by the action or inaction of the terminating party;

(d) by the Purchaser and the Merger Sub, if the Company or the Representative shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company or the Representative shall have become untrue, in either case such that the conditions set forth in Sections 4.01(a) and 4.01(b) hereof would not be satisfied or, if such breach is curable by the Stockholders, the Optionholders or the Company through the exercise of commercially reasonable efforts, such breach shall not have been cured within ten (10) Business Days following receipt by the Company and the Representative of notice of such breach from the Purchaser; or

(e) by the Representative and the Company, if the Purchaser or the Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Purchaser or the Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 4.02(a) and 4.02(b) hereof would not be satisfied or, if such breach is curable by the Purchaser or the Merger Sub through the exercise of commercially reasonable efforts, such breach shall not have been cured within ten (10) Business Days following receipt by the Purchaser of notice of such breach from the Company or the Representative;

(f) by the Purchaser and the Merger Sub, if the Company does not deliver the Stockholder Approval within one (1) Business Day following the date of this Agreement; or

(g) by the Purchaser or the Company if there have been events, changes, occurrences or circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect (other than this Section 9.02, Article I (Definitions) and Article XIII (Miscellaneous) hereof, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party hereto of any liability for damages resulting from fraud or any willful breach by such party of this Agreement. For purposes of clarification, the parties hereto agree that if the Purchaser and the Merger Sub do not close the transactions contemplated hereby in accordance with the terms of this Agreement in circumstances in which all of the closing conditions set forth in Section 4.01 and Section 4.03 have been satisfied, such election shall be deemed to be a willful breach of this Agreement.

Section 9.03 Procedure Upon Termination. In the event of termination and abandonment by the Purchaser and the Merger Sub, on the one hand, or the Company and the Representative, on the other hand, or both, pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party or parties.

ARTICLE X

ADDITIONAL AGREEMENTS AND COVENANTS

Section 10.01 Acknowledgment by the Purchaser.

(a) Each of the Purchaser and the Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser and the Merger Sub have relied solely on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in ARTICLE V, as qualified by the attached Disclosure Schedules. The representations and warranties by the Company expressly and specifically set forth in ARTICLE V constitute the sole and exclusive representations, warranties, and statements of any kind of any of the Company in connection with the transactions contemplated hereby, and the Purchaser and the Merger Sub understand, acknowledge and agree that all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company and the Stockholders (including the Representative) and the Optionholders. THE PURCHASER, THE MERGER SUB AND THEIR RESPECTIVE NON-RECOURSE PARTIES EACH UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT NONE OF THE STOCKHOLDERS (INCLUDING THE REPRESENTATIVE), THE OPTIONHOLDERS NOR ANY OF THEIR RESPECTIVE NON-RECOURSE PARTIES (EXCEPT FOR THE COMPANY), HAVE MADE ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROSPECTS, ASSETS OR LIABILITIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE QUALITY, QUANTITY OR CONDITION OF THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS) TO THE PURCHASER AND THE MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. Neither any of the Stockholders or the Optionholders nor, except for the representations and warranties of the Company expressly set forth in ARTICLE V, the Company make or provide, and the Purchaser and the Merger Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s or its Subsidiaries’ assets or any part thereof. THE PURCHASER AND THE MERGER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE V, (X) THE PURCHASER AND THE MERGER SUB ARE ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS AND (Y) NONE OF THE COMPANY, THE STOCKHOLDERS (INCLUDING THE REPRESENTATIVE), THE OPTIONHOLDERS NOR ANY OTHER PERSON (INCLUDING, ANY EQUITYHOLDER, OFFICER, DIRECTOR, MANAGER, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND NEITHER THE PURCHASER NOR THE MERGER SUB IS RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY OR ANY OF ITS SUBSIDIARIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) THE PURCHASER OR THE MERGER SUB OR ANY OF THE PURCHASER’S REPRESENTATIVES.

(b) Neither the Company, nor any of the Stockholders (including the Representative) or Optionholders, nor any equityholder, officer, director, manager, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, will have or be subject to any liability or indemnification obligation to the Purchaser or the Merger Sub or any other Person resulting from (nor shall the Purchaser or the Merger Sub have any claim with respect to) the distribution to the Purchaser or the Merger Sub, or the Purchaser’s or the Merger Sub’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to the Purchaser or the Merger Sub in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(c) In connection with the investigation by the Purchaser and the Merger Sub of the Company and its Subsidiaries, the Purchaser and the Merger Sub have received or may receive from the Company or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. The Purchaser and the Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser and the Merger Sub are familiar with such uncertainties, that the Purchaser and the Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that the Purchaser and the Merger Sub shall have no claim against anyone with respect thereto, other than claims with respect to fraud. Accordingly, the Purchaser and the Merger Sub acknowledge that neither the Company nor any of the Stockholders (including the Representative) or the Optionholders, nor any equityholder, officer, director, manager, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and neither the Purchaser nor the Merger Sub is relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(d) The Purchaser, on behalf of itself and all of its Affiliates (including the Company and its Subsidiaries after the Closing), releases the Sun Manager, its Affiliates and each of their respective equityholders, officers, managers, directors, employees or agents, whether in any individual, corporate or other capacity, effective as of the Closing from any and all Losses of any kind so whatsoever in connection with any actions taken or omitted to be taken at any time prior to the Closing, including with respect to the Consulting Agreement, except as provided in Section 11.01.

(e) Notwithstanding anything contained herein, the Purchaser is not releasing any right or claims it may have against the Stockholders, the Optionholders or any other Person, with respect to fraud.

Section 10.02 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 10.03 Employees and Employee Benefits.

(a) Salary and Wages. All employees of the Company and its Subsidiaries (including those employees on approved leaves of absence) who are employed by the Company and its Subsidiaries immediately following the Closing Date are referred to as “Retained Employees.” The Retained Employees (other than those Retained Employees who have entered into employment agreements with the Purchaser or the Surviving Corporation in connection with the Merger) shall be provided at least the same base wages, annual base salary and annual rate of bonus potential (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement and any sale or transaction-based bonuses) provided to each such employee on the Closing Date until December 31, 2012. Nothing in this Section 10.03(a) or any other provision of this Agreement shall obligate the Purchaser, the Company or its Subsidiaries to continue the employment of any such Retained Employee for any specific period.

(b) Employee Benefits. As of the Closing Date through December 31, 2012, the Purchaser shall provide, or shall cause the Company to provide, the Retained Employees (other than those Retained Employees who have entered into employment agreements with the Purchaser or the Surviving Corporation in connection with the Merger) with employee benefits (other than any equity-based compensation) that are substantially similar in the aggregate to the benefits provided to such Retained Employees, as a whole, immediately prior to the Closing Date. Notwithstanding the foregoing or any other provision to the contrary, in no event shall the Purchaser or the Company be required to provide the Retained Employees with any equity-based compensation, defined benefit pension plan, retiree medical benefits or any other retiree welfare benefits and any such benefits provided to Retained Employees prior to the Closing Date will not be taken into account when determining whether Purchaser has satisfied its obligation set forth in the preceding sentence.

(c) Employee Service Credit. The Purchaser shall give, or cause the Company to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits (but not for purposes of benefit accrual, other than vacation, sick leave and severance benefits) for the Retained Employee’s service with the Company and its Subsidiaries prior to the Closing Date. If any of the Welfare Plans are terminated prior to the end of the plan year that includes the Closing Date, (i) the Purchaser shall use reasonable commercial efforts to cause any preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Welfare Plans immediately prior to the Closing Date to be waived under any similar replacement plan covering the Retained Employee and (ii) the Purchaser shall use commercially reasonable efforts to cause the Retained Employees to be credited with any expenses that were covered by Welfare Plans and paid by the Retained Employees for purposes of determining deductibles, copays and other applicable limits under any similar replacement plans covering the Retained Employees to the extent such replacement plans have the same plan year as the applicable Welfare Plan.

(d) Vacation Pay and Personal Holidays. The Purchaser shall cause the Company to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts to the extent accrued in the Closing Net Working Capital as finally determined pursuant to Section 3.03.

(e) Labor Agreements. As of and after the Closing, the Surviving Corporation or its relevant Subsidiaries will continue (for so long as such contracts are in effect) to be bound by the agreements set forth in subsection (i) of the Contracts Schedule.

(f) No Employment Rights or Third Party Beneficiaries. Nothing set forth in this Section 10.03 shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any Plan or any employee benefit plan sponsored or maintained by the Purchaser or its Affiliates.

(g) Prior to the Closing Date, the Company shall submit to a stockholder vote the right of any Disqualified Individual to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) (each such payment, a “Parachute Payment”), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (a “Section 280G Stockholder Vote”). The parties agree that for purposes of this Agreement, the definition of Parachute Payment shall exclude any payments made or to be made pursuant to any employment agreement or other Contracts entered into or negotiated by the Purchaser, the Merger Sub or any of their respective Affiliates who are Affiliates prior to the Closing (“Purchaser Payments”). Notwithstanding anything to the contrary in this Section 10.03(g) or otherwise in this Agreement, the parties acknowledge and agree that any Section 280G Stockholder Vote (if required pursuant to this Section 10.03(g)) shall establish the right of such Disqualified Individual to receive the Parachute Payments. In addition, in connection with the Section 280G Stockholder Vote, (i) within ten (10) days after the date hereof, the Purchaser shall provide the Company with all information and documents necessary to allow the Company to determine whether the Purchaser Payments, together with all Parachute Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code, (ii) within ten (10) days after the date hereof, the Company shall provide the Purchaser with all information and documents requested by the Purchaser to determine whether the Parachute Payments, together with the Purchaser Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and (iii) the Company shall provide adequate disclosure to all Stockholders entitled to vote of all material facts concerning all Parachute Payments that, but for such vote, could be deemed “excess parachute payments” to a Disqualified Individual under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and the regulations promulgated thereunder. Prior to providing the Stockholders with any materials necessary to comply with such Section 280G Stockholder Vote, the Company shall provide the Purchaser with a draft of all disclosure documents related to the Section 280G Stockholder Vote and Disqualified Individual waivers in sufficient time to allow Purchaser to comment thereon. The Company shall incorporate into such documents any reasonable comments that are timely provided by Purchaser, and the Company acknowledges that such comments may include additional language to be added to the disclosure documents, waivers, stockholder consent and related documents in order to submit any Purchaser Payments to the Section 280G Stockholder Vote in order to determine the right of such Disqualified Individual to receive such Purchaser Payments. Notwithstanding anything to the contrary in this Section 10.03(g) or otherwise in this Agreement, if the Parachute Payments (not taking into account the Purchaser Payments) will not be considered “parachute payments” within the meaning of Section 280G(b)(2) of the Code, the Company will not be required to submit the Parachute Payments to the Section 280G Stockholder Vote unless either the Company or the Purchaser has determined in good faith that the Purchaser Payments, together with the Parachute Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code and in the case of such a determination by Purchaser, Purchaser has notified the Company of its determination.

Section 10.04 Antitrust Notification.

(a) The Company and the Purchaser shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than two (2) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Body, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Regulations. Each of the Company and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations. The Purchaser and the Company shall initially share equally in the payment of all filing fees and local counsel fees payable in connection with the filings described in the first sentence of this Section 10.04(a); provided, that if the Closing occurs, the Purchaser shall reimburse the Stockholders and the Optionholders at Closing for all such amounts paid by the Company as an increase in the Closing Cash Proceeds pursuant to Section 2.02(a).

(b) The Company and the Purchaser shall use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Regulations for the consummation of this Agreement, the Merger and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Body and shall comply promptly with any such inquiry or request. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required, in connection with the matters covered by this Section 10.04, (i) to commence or defend any litigation, (ii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iii) to agree to any limitation on the operation or conduct of their or the Company’s or any of its Subsidiaries’ respective businesses or (iv) to waive any of the conditions set forth in Article IV of this Agreement; provided, however, that at the request of the Company, the Purchaser and its Affiliates shall be obligated to administratively contest any ruling, Order, Proceeding or other action of the FTC or the DOJ pursuant to the HSR Act respecting the transactions contemplated by this Agreement.

(c) The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Regulations at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Bodies, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor the Purchaser shall participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Purchaser or the Company, shall be limited to outside antitrust counsel only). The Company and the Purchaser shall each approve in the content of any presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission.

ARTICLE XI

INDEMNIFICATION

Section 11.01 Indemnification. From and after the Closing (but subject to the provisions of this ARTICLE XI and the Escrow Agreement), the Purchaser will be indemnified from the General Escrow Funds in respect of any and all losses, liabilities, claims, obligations, demands, judgments, damages, interest, fines, penalties, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third-party claim (individually, a “Loss” and, collectively, “Losses”) suffered or incurred by the Purchaser and any of its Affiliates (including the Surviving Corporation) and their respective officers, directors, employees, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) to the extent arising from (w) any inaccuracy in any representation or warranty of the Company contained in this Agreement (including the Disclosure Schedules), the Company Documents or in any other document or agreement delivered hereunder, (x) any nonfulfillment or breach of any covenant or agreement of the Company or the Representative contained in this Agreement, the Company Documents or in any other document or agreement delivered hereunder requiring performance prior to the Closing, (y) any nonfulfillment or breach of any covenant or agreement of the Representative contained in this Agreement, the Company Documents or in any other document or agreement delivered hereunder requiring performance subsequent to the Closing and (z) any Transaction Expenses and Funded Indebtedness not taken into account in the calculation of Closing Cash Proceeds, as increased or decreased by any Purchase Price Adjustments; provided that the Purchaser’s right to assert claims against the General Escrow Funds pursuant to this Section 11.01 and Section 12.02 shall be subject to the following limitations:

(a) the Purchaser Indemnified Parties shall not be entitled to recover under clause (w) or (x) of this Section 11.01 for an individual claim or group of related claims with respect to any Losses unless and until the amount of Losses that otherwise would be payable pursuant to clause (w) or (x) of this Section 11.01 with respect to such claim or group of related claims exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Per Claim Threshold”), and then the Purchaser Indemnified Parties shall be entitled to recover only for the excess over the Per Claim Threshold, it being understood that any such individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Basket has been exceeded;

(b) the Purchaser Indemnified Parties shall not be entitled to recover under clause (w) or (x) of this Section 11.01 until the total amount which the Purchaser Indemnified Parties would otherwise recover under clause (w) or (x) of this Section 11.01 (but for this Section 11.01(b)) exceeds on a cumulative basis an amount equal to Five Hundred Thousand Dollars ($500,000.00) (the “Basket”), and then only to the extent of any such excess, it being understood that any individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Basket has been exceeded;

(c) the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.01 with respect to any Losses arising under Environmental Laws or otherwise with respect to Releases of Hazardous Materials as a result of the following occurring after the Closing Date: (i) any negligent actions by or on behalf of any of the Purchaser Indemnified Parties which exacerbate or otherwise increase the cost associated with any environmental conditions occurring or in existence at or associated with any Real Property on or prior to the Closing Date, (ii) any disclosure or reporting by or on behalf of the Purchaser to any Governmental Body or to any other Person unless (A) required by any Environmental Law or (B) required by a Governmental Body, (iii) testing or sampling of soil, groundwater or other environmental media by or on behalf of the Purchaser Indemnified Parties or any other Person (other than a landlord of the Purchaser) at the Real Property unless (A) required by any Environmental Law, (B) required by a Governmental Body, (C) required by the landlord pursuant to any applicable Lease provided that the Purchaser first undertake reasonable measures to dispute any such landlord demands for sampling to the extent not otherwise required under Environmental Laws, (D) necessary in connection with the defense or resolution of a third-party claim, provided that the Purchaser first undertakes reasonable measures to avoid any such third-party-claim-related sampling to the extent not otherwise required under Environmental Laws, (E) conducted in connection with any construction, repair or maintenance projects, but only to the extent conditions observed reasonably indicate a potential material Release of Hazardous Materials or threat to human health which could require response action or personal protective measures under Environmental Laws, (F) necessary in connection with maintaining and/or using any groundwater wells existing at the Real Property as of the Closing Date, (iv) any material changes in use at any Real Property or (v) the closure or cessation in whole or in substantial part of the Company’s or its Subsidiaries’ operations at any Real Property;

(d) the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.01 or Section 12.02, and no Losses related thereto shall be aggregated for purposes of Section 11.01(a) or 11.01(b), with respect to (i) any Loss which would not have arisen but for any change in the accounting policies, practices or procedures adopted by the Purchaser or its Affiliates after the Closing Date or (ii) any Loss which would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date;

(e) the Purchaser Indemnified Parties shall only be entitled to recover under clause (w) of this Section 11.01 or Section 12.02 for any breach of any representations and warranties regarding Taxes for Losses with respect to taxable periods or portions thereof that end (or are deemed pursuant to Section 12.04(b) to end) on or before the Closing Date; and

(f) in no event shall the aggregate amount of Purchaser’s claims made pursuant to this Section 11.01 and Section 12.02 exceed the amount of the General Escrow Funds from time to time (the “Cap”).

The Purchaser agrees that in the event of any breach giving rise to an indemnification obligation under this Section 11.01 or Section 12.02, the Purchaser shall take and cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to take, or cooperate with the Representative, if so requested by the Representative, in order to take, commercially reasonable efforts to mitigate Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith (including taking steps to prevent any contingent liability from becoming an actual liability). Except as set forth in the following sentence, for purposes of determining the inaccuracy of any representations or warranty and calculating the amount of any Losses hereunder with respect thereto, any materiality or Material Adverse Effect qualifications contained in the representations and warranties shall be disregarded. Notwithstanding the foregoing, the materiality or Material Adverse Effect qualifications shall not be disregarded with respect to any of the following representations or warranties of the Company: (i) the representations and warranties contained in clause (i) of Section 5.06 (Absence of Certain Developments) and (ii) the representations and warranties in the certificate to be delivered by the Company pursuant to Section 4.01(e)(i) with respect to the representations and warranties set forth in clause (i) above.

Section 11.02 Exclusive Remedy.

(a) The Purchaser acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all monetary claims (other than claims for fraud) relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any exhibit, Schedule or document delivered hereunder), regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this ARTICLE XI, ARTICLE XII and the provisions of the Escrow Agreement. In furtherance of the foregoing, the Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Stockholders (including the Representative), the Optionholders and any Affiliate, equityholder, officer, manager, director, employee or agent of any of the foregoing, whether in any individual, corporate or any other capacity (collectively, the “Seller Indemnification Parties”) relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any exhibit, Schedule or document delivered hereunder) arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters (including all matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended).

(b) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no right to indemnification under Section 11.01 or Section 12.02 with respect to any Loss or alleged Loss to the extent the amount of such Loss or alleged Loss is included in the Transaction Expenses paid at Closing or in the calculation of Funded Indebtedness or Closing Net Working Capital or the Closing Net Tax Amount.

(c) Except for the Purchaser pursuant to Section 3.02(e), no Person (including the Stockholders and the Optionholders and their respective Affiliates) shall have any obligation to fund the General Escrow Account or the Adjustment Escrow Account.

(d) The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Purchaser’s remedies with respect to this Agreement and the transactions contemplated hereby (including Section 10.01 and this Section 11.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Stockholders (including the Representative) and the Optionholders hereunder. The Purchaser may not avoid the limitations on liability set forth in this Article XI by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company and the Representative, on the one hand, and the Purchaser and the Merger Sub, on the other hand, acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other parties and that the other parties will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement, including to consummate the Merger and the transactions contemplated hereby, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement, the Company Documents, the Purchaser Documents, the Merger Sub Documents or otherwise.

Section 11.03 Indemnification by the Purchaser. The Purchaser shall indemnify the Seller Indemnification Parties against and hold them harmless from any Losses suffered or incurred by any such Seller Indemnification Party to the extent arising from (i) any breach or misrepresentation of any representation or warranty of the Purchaser or the Merger Sub contained in this Agreement, the Purchaser Documents, the Merger Sub Documents or in any other document or agreement delivered hereunder, (ii) any nonfulfillment or breach of any covenant of the Purchaser or the Merger Sub contained in this Agreement or in any exhibit, Schedule or document delivered hereunder requiring performance on or prior to the Closing Date; and (iii) any nonfulfillment or breach of any covenant of the Purchaser or the Surviving Corporation contained in this Agreement or in any exhibit, Schedule or document delivered hereunder requiring performance on or after the Closing Date. Any indemnification pursuant to this Section 11.03 shall be delivered to the Representative (on behalf of the Stockholders and the Optionholders) by wire transfer of immediately available funds to an account designated by the Representative within five (5) days after the determination thereof.

Section 11.04 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 11.07; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. In order to determine the validity or the amount of any such claim, the Purchaser shall, and shall cause the Surviving Corporation to, provide the Representative and its representatives full access, upon the reasonable request of the Representative, to (i) all books, records and other documents (including work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, and other determinations, etc.) relating to or containing information relevant to such claim and (ii) the Purchaser’s and the Surviving Corporation’s employees, accountants and other professional advisors (including making the Surviving Corporation’s chief financial officer, accountants and attorneys available to respond to reasonable written or oral inquiries of the Representative and its representatives); provided, that, (i) the provision of such information and access shall be subject to the execution by the Representative of a reasonable and customary confidentiality agreement in form and substance reasonably satisfactory to the Purchaser and (ii) notwithstanding the foregoing clause (i), in no event shall the Purchaser or the Surviving Corporation be required to disclose any materials to the extent that doing so would cause a risk of loss of attorney-client privilege to the Purchaser or its Subsidiaries; provided, further, that notwithstanding any provision to the contrary, the Representative shall not be prohibited from using any such information to determine the validity of any claim, pursuing any claim or contesting the validity of any claim.

Section 11.05 Procedures Relating to Indemnification.

(a) In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a Proceeding instituted or any claim or demand made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail (including a description of the claim, the amount thereof (if known and quantifiable) and the basis thereof and the provisions of this Agreement upon which such claim for indemnification is made), of the Third-Party Claim as promptly as reasonably possible after receipt, but in no event later than ten (10) Business Days after receipt, by such Indemnified Party of notice of the Third-Party Claim; provided that failure to give such notification on a timely basis shall not release, waive or otherwise affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within twenty (20) Business Days after receipt of a written notice from the Indemnified Party of the commencement or assertion of any Third-Party Claim in respect of which indemnification may be sought hereunder and all other information in the Indemnified Party’s possession or control relating to such Third-Party Claim reasonably requested by the Indemnifying Party, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that, except for any claim in respect of Taxes, (i) prior to assuming control of such defense the Indemnifying Party shall verify to the Indemnified Party in writing that such Indemnifying Party shall be responsible for all Losses relating to such Third-Party Claim subject to the limitations set forth in this Article XI, (ii) the Indemnifying Party may not assume and conduct the defense of such Third-Party Claim to the extent such Third-Party Claim seeks equitable relief (other than equitable claims that are ancillary to a claim for monetary damages) and (iii) the Indemnifying Party may not assume and conduct the defense of such Third-Party Claim if an adverse determination would reasonably be expected to either (x) have a material and adverse effect on the business, operations or financial condition of the Indemnified Party or (y) in the event the Indemnifying Party is the Stockholders and Optionholders, result in the then-remaining General Escrow Funds covering less than eighty percent (80%) of the Losses relating to such Third-Party Claim. Notwithstanding the foregoing, the Representative (on behalf of the Stockholders and the Optionholders) shall continue to be entitled to assert any limitation on any claims against the General Escrow Funds made by the Purchaser Indemnified Parties in accordance with Sections 11.01, 11.02 and 12.02. Should an Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Representative (on behalf of the Stockholders and the Optionholders) is the Indemnifying Party, the reasonable expenses of the Representative incurred in defending a Third-Party Claim (or any participation in a Third-Party Claim that could result in Losses to the Representative) shall be reimbursed, when and as incurred from the Representative Holdback Amount. If the Indemnifying Party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request), subject to Section 11.04, the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall control the defense of any Third-Party Claim then the Indemnifying Party shall be entitled to settle such Third-Party Claim; provided, that, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) before entering into any settlement if such settlement (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability with respect to such Third-Party Claim, (ii) grants any injunctive or equitable relief, or (iii) would reasonably be expected to materially and adversely affect the business of the Indemnified Party. Whether or not the Representative shall have assumed the defense of a Third-Party Claim, neither the Purchaser nor any of its Affiliates shall admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim for which any sums are recoverable from the General Escrow Funds pursuant to Sections 11.01, 11.02 and 12.02 without the prior written consent of the Representative (which, in the event the Representative has not assumed the defense of such Third-Party Claim consent, shall not be unreasonably withheld or delayed).

(c) A claim for indemnification pursuant to Article XI or Article XII for any matter not involving a Third-Party Claim may be asserted by notice to the Indemnifying Party.

Section 11.06 Losses Net of Tax Benefits and Insurance. The amount of any and all Losses under this ARTICLE XI shall be determined net of (i) any Tax Benefits actually realized by any party seeking indemnification hereunder arising from the deductibility of any such Losses and (ii) any amounts recovered or recoverable by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. If, in any taxable year up to and including the taxable year in which the General Escrow Account is fully released, the Indemnified Party receives a Tax Benefit after an indemnification payment is made to it that was not taken into account at the time the indemnification payment was made, the Indemnified Party shall promptly pay to the Representative (on behalf of the Stockholders and the Optionholders) the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnified Party. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly made to the applicable Indemnified Person. Each party hereto waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Except to the extent actually paid to an unrelated third party in connection with a Third-Party Claim, in no event shall any of the Purchaser Indemnified Parties be entitled to recover against the Stockholders or Optionholders or Representatives or any of their respective Affiliates, equityholders, directors, officers, managers, employees or agents, including with respect to the General Escrow Funds, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, for any amounts in respect of punitive damages or Losses that arise solely from the special circumstances of any Purchaser Indemnified Party that have not been communicated to the Company. Any indemnity payment under this Agreement shall be treated as an adjustment to the Transaction Price for Tax purposes unless otherwise required by Law.

Section 11.07 Survival. The representations and warranties of the Company set forth in ARTICLE V of this Agreement shall survive the Closing solely for purposes of Section 11.01 and shall terminate on the close of business on the date that is eighteen months after the Closing Date (the “Expiration Date”). The covenants of the Company and of the Representative contained in this Agreement which are to be performed prior to the Closing shall survive the Closing solely for purposes of Section 11.01 and shall terminate on the close of business on the first anniversary of the Closing Date. The covenants of the Purchaser, the Company and the Representative contained in this Agreement which are to be performed at or after the Closing shall survive the Closing in accordance with their respective terms. The indemnity pursuant to clause (z) of Section 11.01 shall terminate on the close of business on the date that is eighteen months after the Closing Date. No claim for indemnification hereunder for breach of any representations, warranties, covenants, agreements and other provisions may be made after the expiration of the applicable survival period set forth in this Section 11.07.

ARTICLE XII

TAX MATTERS

Section 12.01 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) The Company shall prepare and timely file all Tax Returns of the Company or any Subsidiary of the Company required to be filed (taking into account extensions) prior to the Closing Date.

(b) Subject to Section 12.01(c), the Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all other Tax Returns with respect to the Company or any Subsidiary of the Company or in respect of their business, assets or operations. The Representative, on behalf of the Stockholders and Optionholders, shall upon reasonable notice by the Purchaser pay to the Purchaser at least three (3) days prior to the due date for any such other Tax Return the amount of any Income Tax for any Pre-Closing Tax Period or Pre-Closing Straddle Period to the extent any such Income Tax is not accrued as a liability in the Closing Net Tax Amount; provided, that none of the Stockholders or the Optionholders shall have any liability pursuant to Section 11.01 or Section 12.02 for any amounts paid pursuant to this Section 12.01(b). To the extent that the Closing Net Tax Amount exceeds the aggregate amount of Income Tax shown as due and owing on all Income Tax Returns for the Pre-Closing Tax Period and the Pre-Closing Straddle Period (the “Net Tax Amount Excess”), the Purchaser shall pay over the Net Tax Amount Excess, without setoff, to the Representative for the benefit of the Stockholders and Optionholders no more than three (3) days after the due date for the U.S. federal income Tax Return of the Company for the taxable period that ends on the Closing Date; provided, however, that if any Income Tax Return for the Pre-Closing Tax Period includes a Tax Benefit in respect of any year-end performance bonuses paid to the Retained Employees pursuant to Section 8.08, then the Net Tax Amount Excess shall not include any such Tax Benefit included in the calculation of the Performance Bonus Tax Amount.

(c) Any Tax Return for Income Taxes to be prepared and filed after the Closing Date for taxable periods beginning before the Closing Date (“Pre-Closing Tax Returns”) shall be prepared on a basis consistent with the past practices of the Company and its Subsidiaries unless otherwise required by Law. Any net operating loss shall be carried back to the fullest extent permitted by Law, and no election will be made for such net operating losses to only be carried forward unless otherwise requested by the Representative. Any net operating loss shall be carried forward where a carry back of such net operating loss is not permitted by Law. The Purchaser shall provide the Representative for review and comment with a copy of all proposed Pre-Closing Tax Returns (and such additional information regarding such Tax Return as may reasonably be requested by the Representative) at least thirty (30) days prior to the filing of such Tax Return, except that in the case of a Pre-Closing Tax Return related to Income Taxes due within ninety (90) days following the Closing Date, the copy shall be provided to the Representative within ten (10) days prior to the filing. The Purchaser and the Representative shall use good faith efforts to resolve any dispute regarding the preparation of such Pre-Closing

Tax Returns. If the Purchaser and the Representative are unable to resolve any dispute regarding the preparation of such Pre-Closing Tax Returns, they shall refer such dispute to the Valuation Firm, whose determination shall be final and conclusive on the parties hereto, in accordance with the procedures set forth in Section 3.03; provided, however, that if the Valuation Firm does not resolve any disputed items prior to the deadline for filing, such Pre-Closing Tax Return shall be filed reflecting the Purchaser’s comments subject to amendment upon resolution by the Valuation Firm.

Section 12.02 Tax Indemnification. Subject to the limitations set forth in ARTICLE XI (including, without limitation, those set forth in Section 11.02(b) and Section 11.01(f)), the Purchaser, the Company, the Surviving Corporation and the Subsidiaries shall be indemnified (through claims against the General Escrow Funds) against the following Taxes and Losses, without duplication, with respect to the Surviving Corporation, the Company or any Subsidiary:

(a) any and all Income Taxes (or the nonpayment thereof) due and payable by the Surviving Corporation, the Company or any Subsidiary of the Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period;

(b) all Income Taxes of any member of an affiliated, combined or unitary group of which the Company or any Subsidiary of the Company is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. §1.1502-6 or any analogous or similar state, local or foreign Law for any Pre-Closing Tax Period or Pre-Closing Straddle Period; and

(c) any and all Income Taxes of any Person (other than the Company or any Subsidiary of the Company ) imposed on the Company or any Subsidiary of the Company as a transferee or successor, by contract or pursuant to any Law, which Income Taxes relate to an event or transaction occurring on or before the Closing Date.

Section 12.03 Certain Post-Closing Payments and Post-Closing Actions.

(a) Any Tax Benefits with respect to the Tax Deductions shall be for the account of the Stockholders and the Optionholders, and within five (5) days after the Purchaser, the Surviving Corporation, the Company or any of its Subsidiaries actually recognizes any Tax Benefit from the Tax Deductions, the Purchaser shall pay to the Representative on behalf of the Stockholders and the Optionholders any such Tax Benefit (including, for the avoidance of doubt, any Tax Benefit generated from the carryback or carryforward of a net operating loss arising from the Tax Deductions).

(b) Notwithstanding anything to the contrary in Section 12.01(c), the Purchaser, the Surviving Corporation, the Company and its Subsidiaries shall reasonably cooperate with the Representative in obtaining all Tax Benefits relating to the Tax Deductions, including through the filing of amended Tax Returns or refund claims as prepared by the Representative with respect to Pre-Closing Tax Periods, at the expense of the Representative, it being understood that (i) in the event that a Tax Return for a Pre-Closing Tax Period reflects a net operating loss or tax credit that can be carried back to another Pre-Closing Tax Period, the Purchaser, the Surviving Corporation, the Company and its Subsidiaries shall do so at the Representative’s discretion and (ii) such refunds shall be claimed in cash rather than as a credit against future Tax liabilities.

(c) Unless otherwise required by Law, an amended Income Tax Return with respect to the Pre-Closing Tax Period or the Pre-Closing Portion of any Straddle Period shall be filed by Purchaser, the Surviving Corporation, the Company or any Subsidiary without the consent of the Representative, not to be unreasonably withheld, conditioned or delayed.

Section 12.04 Allocation of Certain Taxes.

(a) If the Surviving Corporation or the Company is permitted, but not required, under applicable foreign, state or local Income Tax Laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

(b) For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company and its Subsidiaries that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 12.04(b). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. For purposes of computing the Income Taxes attributable to the two portions of a taxable period pursuant to this Section 12.04, the amount of any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated between the two portions of the period in proportion to the number of days in each portion. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(c) Notwithstanding the foregoing, any deduction attributable to the payment of the Option Merger Consideration, Deferred Option Bonus Amount, Transaction Expenses and

any other amounts deductible for income Tax purposes arising in connection with the consummation of the transactions contemplated by this Agreement shall be allocated to the taxable period or the portion of the taxable period ending on the Closing Date to the fullest extent allowed by Law.

Section 12.05 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be paid one-half by the Representative and one-half by the Purchaser. The Purchaser shall prepare any Tax Returns with respect to such Taxes, which shall be paid one-half by the Representative and one-half by the Purchaser, and the Representative shall cooperate with the Purchaser in the preparation of such Tax Returns.

Section 12.06 Cooperation on Tax Matters.

(a) The Purchaser, on the one hand, and the Representative, on behalf of the Stockholders and the Optionholders, on the other hand, and their respective Affiliates shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession reasonably requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Surviving Corporation, the Company or any Subsidiary of the Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and tax basis of property, which the requested party may possess.

(b) At its election, the Representative shall control any Tax Proceeding that relates solely to Income Taxes for any Pre-Closing Tax Period for which the Purchaser, the Company, the Surviving Corporation or any of the Subsidiaries of the Company may be indemnified pursuant to Section 11.01 or Section 12.02. The party with the greater economic stake shall control any Tax Proceedings that relate to Income Taxes for any Pre-Closing Tax Period or Straddle Period but do not relate solely to any Pre-Closing Tax Period with respect to the Surviving Corporation, the Company or any Subsidiary of the Company. For the avoidance of doubt, taxable periods after those involved in the Tax Proceeding shall be considered in the determination of which party has the greater economic stake in any Tax Proceedings that relate to any Straddle Period. The Representative shall consult with the Purchaser regarding any Tax Proceeding with respect to the Surviving Corporation, the Company or any Subsidiary of the Company, provide the Purchaser with information and documents related thereto, permit the Purchaser or its representative to participate in any such Tax Proceeding, and not settle any such issue without the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that (i) the Representative does not elect to control a Tax Proceeding that relates to any Pre-Closing Tax Period or (ii) the Tax Proceeding does not relate solely to a Pre-Closing Tax Period and Purchaser has the greater economic stake and, in either case, for which the Purchaser could assert a claim pursuant to Section 11.01 or Section 12.02, the Purchaser shall control such Tax Proceeding, and with respect to any Tax Proceeding that relates solely to any Pre-Closing Tax Period, at the expense of the Representative., The Purchaser shall consult with the Representative regarding any Tax Proceeding with respect to the Surviving Corporation, the Company or any Subsidiary of the Company, provide the Representative with information and documents related thereto, permit the Representative or his representative to participate in any such Tax Proceeding, and not settle any such issue without the consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Prior to the Closing Date, the Company shall provide the Representative and the Purchaser with the statement described in Treas. Reg. §1.897-2(h)(1)(i) to the effect that that the Company does not constitute a U.S. real property interest as defined in Code §897(c) in form and substance reasonably satisfactory to the Representative and the Purchaser. Within thirty (30) days of providing the statement to the Representative, as required by Treas. Reg. §1.897-2(h)(2), the Company or, if after the Closing, the Purchaser shall cause the Surviving Corporation, to file with the Internal Revenue Service the notice described in Treas. Reg. §1.897-2(h), naming the Representative or its applicable Affiliate as the foreign interest holder requesting the statement, and shall furnish a copy of such filing to the Representative.

Section 12.07 Section 338 of the Code. No party to this Agreement shall make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

Section 12.08 Post-Closing Transactions not in Ordinary Course. The Purchaser agrees to report all transactions not in the Ordinary Course of Business occurring on the Closing Date after the Purchaser’s purchase of the Company’s stock as occurring on the day following the Closing Date to the extent permitted by Treas. Reg. §1.1502-76(b)(1)(ii)(B) (and any similar provisions of state, local, or foreign tax Law).

Section 12.09 Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company and any person other than the Company or any of its Subsidiaries shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

Section 12.10 No Intermediary Transaction Tax Shelter. The Purchaser shall not take any action or cause any action to be taken with respect to the Company or the Surviving Corporation subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

Section 12.11 Scope of Article XII. Any claim by any party hereto relating to a breach by another party of its obligations under this ARTICLE XII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in ARTICLE XI. Notwithstanding the foregoing or any other term or condition of ARTICLE XI, to the extent there is any inconsistency between the terms of ARTICLE XI and this ARTICLE XII, the provisions of this ARTICLE XII shall govern.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made without the joint approval of the Purchaser and the Representative, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Representative shall have the right to review and comment on such press release or announcement prior to publication; provided that the Representative shall be entitled to communicate with its and its Affiliates’ investors relating to this Agreement and the transactions contemplated herein.

Section 13.02 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred prior to the Closing in connection with the negotiation of this Agreement, the Closing Documents and the other agreements contemplated hereby, the performance of this Agreement, the Closing Documents and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Company, the Stockholders or the Optionholders shall be paid prior to the Closing by the Company or after the Closing out of the General Escrow Funds pursuant to clause (z) of Section 11.01, or (b) by the Purchaser or the Merger Sub shall be paid by the Purchaser. Without limiting the generality of the foregoing, the Purchaser shall pay any and all expenses relating to surveys, title insurance and environmental due diligence conducted by or on behalf of the Purchaser, including any Phase I environmental review; provided that no Phase II environmental review will be conducted prior to the Closing without the prior written consent of the Company and, to the extent such consent is given, any and all expenses relating to such Phase II environmental review shall be paid by the Purchaser.

Section 13.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement and the Company Documents (except to the extent a Closing Document provides otherwise) shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third

Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser, the Merger Sub or, after the Closing, the Surviving Corporation:

Park-Ohio Industries, Inc.

6065 Parkland Blvd

Cleveland, Ohio 44124

Attention:       Robert D. Vilsack

Facsimile:       (440) 947-2209

Email:             bob.vilsack@pkoh.com

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention:       James P. Dougherty

Facsimile:       (216) 579-0212

Email:             jpdougherty@jonesday.com

Notices to the Representative:

FRS Group, LP

c/o Sun Capital Partners, Inc.

5200 Town Center Circle, Suite 600

Boca Raton, Florida 33486

Attention:       Jason H. Neimark, Jared D. Wien and

             C. Deryl Couch

Facsimile:      (561) 394-0540

Email:             jneimark@suncappart.com, jwien@suncappart.com and

             dcouch@suncappart.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:       Douglas C. Gessner, P.C. and

             Jeffrey A. Fine, P.C.

Facsimile:       (312) 862-2200

Email:             douglas.gessner@kirkland.com and

              jeffrey.fine@kirkland.com

Notices to the Company prior to the Closing:

Fluid Routing Solutions Holding Corp.

25800 Northwestern Hwy., Suite 550

Southfield, MI 48075

Attention:         Michael Laisure

Facsimile:        (248) 208-9020

with a copy, prior to the Closing, to each of:

FRS Group, LP

c/o Sun Capital Partners, Inc.

5200 Town Center Circle, Suite 600

Boca Raton, Florida 33486

Attention:         Jason H. Neimark, Jared D. Wien and

               C. Deryl Couch

Facsimile:        (561) 394-0540

Email:              jneimark@suncappart.com, jwien@suncappart.com and

              dcouch@suncappart.com

and:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:         Douglas C. Gessner, P.C. and

                Jeffrey A. Fine, P.C.

Facsimile:         (312) 862-2200

Email:               douglas.gessner@kirkland.com and

                jeffrey.fine@kirkland.com

Section 13.04 Assignment. This Agreement, the Closing Documents and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement, the Closing Documents, nor any of the rights, interests or obligations hereunder or thereunder may be assigned or delegated by (i) the Purchaser or the Merger Sub without the prior written consent of the Company (prior to the Closing) or the Representative (after the Closing) or (ii) by the Company (prior to the Closing) or the Representative without the prior written consent of the Purchaser.

Section 13.05 Severability. Whenever possible, each provision of this Agreement and the Closing Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the Closing Documents is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and the Closing Documents. Upon such determination that any provision is prohibited or invalid, the parties hereto shall negotiate in good faith to modify this Agreement or the Closing Document, as the case may be, so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby and thereby are consummated as originally contemplated to the greatest extent possible.

Section 13.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules, the Updated Schedules, or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, the Updated Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, the Updated Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules and the Updated Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules and the Updated Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules, the Updated Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

Section 13.07 Amendment and Waiver. Except as provided herein or therein, any provision of this Agreement, the Disclosure Schedules, the Closing Documents or the exhibits hereto or thereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative. No waiver of any provision hereunder or thereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 13.08 Complete Agreement. This Agreement, the Closing Documents and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

Section 13.09 Third-Party Beneficiaries. Subject to this Section 13.09, certain provisions of this Agreement (excluding Section 10.03 hereof) are intended for the benefit of the Stockholders and the Optionholders, and the Representative shall, on behalf of such parties, have the right, but not the obligation, to enforce any rights of the Stockholders and Optionholders under this Agreement. Except for the provisions in Section 8.03 and Section 8.08, this Agreement is not intended to and shall not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than (i) the right of holders of Company Stock and In The Money Optionholders to receive the Common Merger Consideration and the Option Merger Consideration, in each case, after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) and (ii) the right of a party to this Agreement on behalf of its security holders to pursue damages in the event of the other party’s breach of this Agreement. For the avoidance of doubt, (x) except in the case of the foregoing clause (i), the rights granted pursuant to the foregoing clause (ii) shall be enforceable only by the Representative in its sole and absolute discretion on behalf of such holders, (y) Section 8.03 shall be enforceable by any of the individuals who were officers, directors or similar functionaries of the Company and its Subsidiaries at or prior to the Effective Time and (z) Section 8.08 shall be enforceable by any of the Retained Employees.

Section 13.10 Counterparts. This Agreement, the Closing Documents and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 13.11 Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, the Closing Documents and the exhibits and schedules hereto and thereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware, and in the absence of such federal jurisdiction, the parties hereto consent to be subject to the exclusive jurisdiction of the state courts located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT AND THE CLOSING DOCUMENTS OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 13.12 Consents. The Purchaser acknowledges that certain consents to the Merger and the transactions contemplated by this Agreement may be required from parties to Contracts, leases, licenses or other agreements to which the Company or its Subsidiaries is a party (including Contracts set forth on the Authorization Schedule) and such consents have not been obtained. The Purchaser agrees and acknowledges that neither the Stockholders (including the Representative) nor the Optionholders shall have any liability whatsoever to the Purchaser (and the Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents set forth on the Required Authorizations Schedule or under Contracts identified on the Authorization Schedule, in each case that may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such Contract as a result thereof. The Purchaser further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and no condition of the Purchaser or the Merger Sub shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

Section 13.13 Representative.

(a) By the approval of this Agreement pursuant to Delaware Law (or otherwise) and effective upon and by virtue of the Stockholder Approval, and without any further act of any of the Stockholders, and by execution of Option Cancellation Agreements by each of the Optionholders with respect to each such Optionholder, the Stockholders and Optionholders hereby irrevocably appoint the Representative as the representative, agent, proxy, and attorney-in-fact for all the Stockholders and Optionholders for all purposes under this Agreement including the full power and authority on the Stockholders’ and Optionholders’ behalf: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (iii) to receive and disburse to the Stockholders and Optionholders (subject to Section 13.13(f) below) any funds received on behalf of the Stockholders and Optionholders under this Agreement or otherwise, (iv) to withhold any amounts received on behalf of the Stockholders and Optionholders pursuant to this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Stockholders, Optionholders or the Representative in the performance of their duties hereunder, (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Stockholders or Optionholders) and (vi) to take all other actions to be taken by or on behalf of the Stockholders and Optionholders in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. The Stockholders and Optionholders, by approving this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder or Optionholder. All decisions and actions by the Representative shall be binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) By the approval of this Agreement pursuant to Delaware Law (or otherwise), each Stockholder and Optionholder hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Representative and its members, managers, officers, agents and other representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement.

(c) Neither the Representative nor any of its members, managers, officers, agents or other representatives shall incur any liability to any Stockholder or Optionholder by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting intentional and knowing fraud. The Representative and its members, managers, officers, agents and other representatives shall have no liability in respect of any action, claim or proceeding brought against such Persons by any Stockholder or Optionholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if such Persons took or omitted taking any action in good faith.

(d) Upon final resolution of all indemnification obligations and full reimbursement of all expenses, costs, obligations, or liabilities incurred by the Representative in the performance of its duties hereunder, the Representative shall distribute all remaining funds held by it on behalf of the Stockholders and Optionholders to the Stockholders and Optionholders, it being understood and agreed that such distribution(s) shall be the responsibility of the Representative only and that neither the Purchaser nor the Surviving Corporation shall have any obligation to ensure that such distribution is, or distributions are, made.

(e) The parties hereto agree that the fact that Kirkland & Ellis LLP may have represented the Company prior to Closing shall not prevent Kirkland & Ellis LLP from representing the Stockholders (including the Representative) or the Optionholders in connection with any matters involving, including any disputes with, any of the parties hereto after Closing.

(f) Notwithstanding any provision to the contrary, the Representative may pay to the Surviving Corporation or authorize payment to the Surviving Corporation of any amounts to be paid to or on behalf of the Optionholders pursuant to this Agreement or their respective Option Cancellation Agreements, which amounts shall be paid by Purchaser and the Surviving Corporation as set forth in Section 2.04 above.

Section 13.14 Indemnification Matters.

(a) The Purchaser hereby agrees and acknowledges that Purchaser’s right to assert claims against the General Escrow Funds pursuant to ARTICLE XI and ARTICLE XII of this Agreement (together with the Escrow Agreement) shall be the Purchaser’s sole and exclusive source of recovery for any amounts owing to the Purchaser pursuant to ARTICLE XI and ARTICLE XII.

(b) The Purchaser hereby acknowledges and agrees that, except as expressly provided in Section 13.14(a), none of the Company, nor any of the Seller Indemnification Parties, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, such Section 13.14(a) and the other provisions of this Agreement referred to therein being the sole and exclusive remedy for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, or otherwise, except for proven claims for fraud.

(c) The Representative (on behalf of the Stockholders and Optionholders) hereby agrees and acknowledges that the obligations of the Purchaser and the Surviving Corporation described in Section 3.03(g)(ii) shall be the Stockholders’ and the Optionholders’ sole and exclusive source of recovery for any amounts owing to the Stockholders and the Optionholders’ pursuant to Section 3.03(g)(ii).

Section 13.15 Deliveries to the Purchaser. The Purchaser agrees and acknowledges that all documents or other items posted to the “Project Fuel” online data room at www.rrdvenue.com shall be deemed to be “delivered” or “made available” to the Purchaser when such terms are used herein.

Section 13.16 No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement, the Closing Documents or any of the transactions contemplated herein or therein except to the extent agreed to in writing by such Non-Recourse Party or in the case of fraud.

Section 13.17 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any Closing Document or other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

The Company:

FLUID ROUTING SOLUTIONS HOLDING CORP.

By:	/s/ Michael Laisure

Name:	Michael Laisure

Title:	Chief Executive Officer & President

Purchaser:

PARK-OHIO INDUSTRIES, INC.

By:	/s/ Edward F. Crawford

Name:	Edward F. Crawford

Title:	CEO & Chairman

Merger Sub:

AUTOMOTIVE HOLDING ACQUISITION CORP.

By:	/s/ Edward F. Crawford

Name:	Edward F. Crawford

Title:	CEO & Chairman

Signature Page to Agreement and Plan of Merger

The Representative: (solely in its capacity as the Representative)
FRS GROUP, LP By: Sun Holdings V, LLC Its: General Partner

By:	/s/ Michael J. McConvery
Name:	Michael J. McCovery
Title:	Vice President & Assistant Secretary

Signature Page to Agreement and Plan of Merger (cont’d)